Filed  Pursuant  to  Rule  424(b)(3)
                                    REGISTRATION NO. 333-114263


                                   PROSPECTUS
                              FORCE PROTCTION, INC.

This prospectus relates to the sale of up to 65,000,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit that we have entered into with one of the selling stockholders, Dutchess Private Equities Fund, L.P., which permits us to "put" up to $3.5 million in shares of common stock to Dutchess Private Equities Fund. Under the March 23, 2004 Private Placement we have agreed not to utilize the Equity Line for a period of 6 months following the effective registration of certain shares underlying a Private Placement also included in this prospectus. Additionally, we may receive funds from the exercise of warrants held by certain selling stockholders. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol FRCP.OB. On March 31, 2004, the last reported sale price of our common stock was $0.26 per share.

Dutchess Private Equities Fund, LP and Charleston Capital, LLC are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 93% of lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. The 15,000,000 common shares held by Gamma Opportunity Capital, Longview Fund, Alpha Capital, Domino International, Magellan International, and Mountain Ridge were issued in a prior private placement.
                       __________________________________

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
     YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                      ____________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    THE DATE OF THIS PROSPECTUS IS APRIL 16, 2004

                                        2


                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY                                             4
SHARES  ELIGIBLE  FOR  FUTURE  SALE                             6
RISK FACTORS                                                    8
USE  OF  PROCEEDS                                              16
DILUTION                                                       17
SELLING  STOCKHOLDERS                                          18
PLAN  OF  DISTRIBUTION                                         21
CAPITALIZATION                                                 22
DIVIDEND  POLICY                                               23
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
    CONDITION  AND  RESULTS  OF  OPERATIONS                    23
DESCRIPTION  OF  BUSINESS                                      27
DESCRIPTION  OF  PROPERTY                                      31
MANAGEMENT                                                     31
EXECUTIVE  COMPENSATION                                        33
RELATED  PARTY  TRANSACTIONS                                   35
MARKET  FOR  OUR  COMMON  STOCK                                36
REPORTS  TO  SECURITYHOLDERS                                   37
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND
     MANAGEMENT                                                37
DESCRIPTION  OF  SECURITIES                                    37
LEGAL  PROCEEDINGS                                             40
LEGAL  MATTERS                                                 40
EXPERTS                                                        40
FINANCIAL  STATEMENTS                                         F-1


                                        3


                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

                             FORCE PROTECTION, INC.

We incorporated in the State of Colorado in November 1996. Our wholly-owned subsidiary, Technical Solutions Group, Inc. incorporated in Nevada in 1997. We acquired Technical Solutions Group, Inc. in July 2002. Through our subsidiary, Technical Solutions Group, Inc. we manufacture and market military vehicles that are protected against landmines and hostile fire. These vehicles are typically used to transport personnel safely in areas infested with landmines and for the actual removal of landmines.

Our principal executive offices are located at 9801 Highway 78, #3, Ladson, South Carolina 29456. Our telephone number is (843) 740-7015.

                                  THE OFFERING

On March 23, 2004, we closed a private offering. This offering, sold to six accredited investors, consisted of the following:

1.     15,000,000  shares  at  $0.20  per  share;

2. An "A" Warrant for each share purchased, exercisable at $0.24 per share. The "A" Warrants expire March 23, 2006; and

3. A "Green Shoe" Warrant for each share purchased, exercisable at $0.20 per share. The "Green Shoe" Warrants expire 180 days after the effective date of this registration statement.

On September 20, 2003 we entered into an Investment Agreement with Dutchess Private Equities Fund, also referred to as an Equity Line of Credit. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $3.5 million in shares of our common stock for a purchase price equal to 93% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. Each put will be equal to either (a) 200% of the average daily volume of our common stock for the 10 trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the Put or (b) $10,000; provided that in no event will the Put Amount be more than $1,000,000 with respect to any single Put. Under the March 23, 2004 Private Placement we have agreed not to utilize the Equity Line for a period of 6 months following the effective registration of the shares underlying the Private Placement.

The  selling  stockholders  consist  of:

                                        4


Dutchess Private Equities Fund L.P.     20,000,000 (1)
-----------------------------------     ----------
Gamma Opportunity Capital Partners,LP    7,500,000 (2)
-----------------------------------     ----------
Longview Fund, LP                        7,500,000 (3)
-----------------------------------     ----------
Alpha Capital Aktiengesellschaft         7,500,000 (4)
-----------------------------------     ----------
Domino International Ltd                 6,750,000 (5)
-----------------------------------     ----------
Magellan International Ltd              12,000,000 (6)
-----------------------------------     ----------
Mountain Ridge Capital LLC               3,750,000 (7)
-----------------------------------     ----------


1.     Consists  of  shares  that  may  be  issued  pursuant  to an equity line.
2. Consists of 2,500,000 shares currently held by Gamma Opportunity Capital Partners,LP and 2,500,000 shares Gamma Opportunity Capital Partners,LP may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,500,000 shares Gamma Opportunity Capital Partners,LP may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant.
3. Consists of 2,500,000 shares currently held by Longview Fund, LP and 2,500,000 shares Longview Fund, LP may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,500,000 shares Longview Fund, LP may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant.
4. Consists of 2,500,000 shares currently held by Alpha Capital Aktiengesellschaft and 2,500,000 shares Alpha Capital Aktiengesellschaft may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,500,000 shares Alpha Capital Aktiengesellschaft may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant.
5. Consists of 2,250,000 shares currently held by Domino International Ltd and 2,250,000 shares Domino International Ltd may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,250,000 shares Domino International Ltd may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant.
6. Consists of 4,000,000 shares currently held by Magellan International Ltd and 4,000,000 shares Magellan International Ltd may acquire upon exercise of the "A" Warrant at $0.24 per share and 4,000,000 shares Magellan International Ltd may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant.
7. Consists of 1,250,000 shares currently held by Mountain Ridge Capital LLC and 1,250,000 shares Mountain Ridge Capital LLC may acquire upon exercise of the "A" Warrant at $0.24 per share and 1,250,000 shares Mountain Ridge Capital LLC may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant.



                                        5



            OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE

The  following  tables  outline  our  capital  stock  as  of  March  31,  2004:


Common  Stock  outstanding:

     Before  the  offering       151,454,698  shares  (1)

     After the  offering         201,454,698  shares  (1)(2)

(1)  Assumes:

- No conversion of shares of Series B Preferred Stock outstanding as of March 31, 2004:

Shareholder           # of Shares Held  Common after Conversion
--------------------  ----------------  -----------------------
Ashford Capital, LLC                10               37,863,675
--------------------  ----------------  -----------------------




- No conversion of shares of Series C Preferred outstanding as of March 31, 2004:




Shareholder                   # of Shares Held  Common after Conversion
----------------------------  ----------------  -----------------------
Ashford Capital, KK                   3                  914,213
----------------------------  ----------------  -----------------------
Robert Baker                          5                1,529,845
----------------------------  ----------------  -----------------------
Garth Barrett                        10                3,090,912
----------------------------  ----------------  -----------------------
Jeff Conrad                           5                1,529,845
----------------------------  ----------------  -----------------------
EFund Small-Cap Fund, LP             23                7,302,847
----------------------------  ----------------  -----------------------
R. Scott Ervin                        1                  303,516
----------------------------  ----------------  -----------------------
Erik Heinekin                         5                1,529,845
----------------------------  ----------------  -----------------------
Hratch Khedesian                      1                  303,516
----------------------------  ----------------  -----------------------
Russell James Miller JR TTEE          2                  608,252
----------------------------  ----------------  -----------------------
Sharada M. Rao                        1                  303,516
----------------------------  ----------------  -----------------------
James A. Shrum                        4                1,221,409
----------------------------  ----------------  -----------------------
Michael Watts                        50               16,828,300
----------------------------  ----------------  -----------------------
Thomas H. Thebes                      1                  303,516
----------------------------  ----------------  -----------------------
----------------------------  ----------------  -----------------------
  Total                              111               35,769,535
----------------------------  ----------------  -----------------------

- No conversion of options outstanding as of March 31, 2004:

                                        6



Option Holder . . . .  Option Price  # of Shares
---------------------  ------------  -----------
Michael Watts . . . .           .07    2,000,000
---------------------  ------------  -----------
Denis Hickey. . . . .          .065      875,018
---------------------  ------------  -----------
Audrey Clarke-Pounder           .10      240,000
---------------------  ------------  -----------
Thomas H. Thebes . . .          .07    1,000,000

-     No  conversion  of  warrants  outstanding  as  of  March  31,  2004:

Warrant Holder. . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exercise Price   # of Common Stock Shares
---------------------------------------------------------------------  ---------------  ------------------------
Outstanding common stock warrants
exercise price per share                                               $0.01 to $0.20             14,271,400
---------------------------------------------------------------------  ---------------  ------------------------
Dennis Benner warrant for 10 shares of Series C Pref. . . . . . . . .  Series C share              3,090,912
---------------------------------------------------------------------  ---------------  ------------------------
Ed Lassiter warrant for 10 shares of Series C Pref .  . . . . . . . .  Series C share              3,090,912
---------------------------------------------------------------------  ---------------  ------------------------

(2) For the purpose of determining the number of shares subject to registration with the Securities and Exchange
Commission,  we  have assumed that we will issue not more than 20,000,000 shares pursuant to the exercise of our put  right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that  put right may be more than or less than 20,000,000, depending on the trading price of our common stock and the  number of times we draw down on the equity line. We currently have no intent to exercise the put right in a manner  that  would  result  in  our issuance of more than 20,000,000 shares, but if we were to exercise the put right  in  that manner, we would be required to file a subsequent registration statement with the Securities and
Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional  shares.



Use  of  proceeds

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We will receive proceeds from our Investment Agreement with Dutchess Private Equities Fund L.P. We may also receive proceeds from the exercise of warrants under some circumstances. See "Use of Proceeds."

Symbol  for  our  common  stock

Our  common  stock  trades  on  the  OTCBB  Market  under  the  symbol "FRCP.OB"

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this prospectus. See "Financial statements."

                                        7



                                    SUMMARY OPEARTING INFORMATION:
                                          FISCAL YEAR ENDED
                                     ------------------------------
                                             DECEMBER 31,
                                                    2003             2002         2001
                                                ---------------  ------------  ------------

Sales . . . . . . . . . . . . . . . . . . . . . .$6,247,285         $ 2,606,634   $ 1,199,047

Net Income/(Loss) . . . . . . . . . . . . . . . .$(5,321,623)       $(5,373,377)  $(1,437,818)

Loss per share. (Diluted)   . . . . . . . . . . .$     (.028)       $     (0.09)  $     (0.07)

Weighted average number of
common shares outstanding . . . . . . . . . . . . 186,760,559         61,421,885    23,816,716


SUMMARY  BALANCE  SHEET  INFORMATION

                               AT DECEMBER 31,
                              -----------------
                        2003          2002         2001
                      -----------  ---------  -----------

Working Capital       $ (360,652) $ (872,800)  $ (313,898)
Total Assets . . . .   1,620,114   2,615,451    2,113,779
Total Liabilities. .   1,881,120   1,812,001      938,864
Stockholders' equity    (261,006)    803,450    1,174,915






                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

                                        8


SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

RISKS  RELATED  TO  OUR  BUSINESS

We  had  losses since our inception and expect losses to continue in the future.
We  may  never  become  profitable.

We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price. We experienced net losses of $5,373,377 for the year ended December 31, 2002, and $5,321,623 for the year ended December 31, 2003. We have generated significant net losses in recent periods, and experienced negative cash flows from operations in the amount of $1,498,184 for the year ended December 31, 2002 and $4,371,480 for the year ended December 31, 2003. Loss from discontinued operations of $2,932,179 accounted for 67% of the net cash used in operating activities. In recent years, some of the losses were incurred as a result of investments in new product development and marketing costs. While we have reduced our investments, we anticipate that we will continue to generate net losses and we may not be able to achieve or sustain profitability on a quarterly or annual basis in the future. In addition, because large portions of our expenses are fixed, we generally are unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience net losses, which will make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

We have a limited operating history and may never achieve or sustain profitable operations.

We are an early stage production company originally incorporated in 1996. We acquired our subsidiary, Technical Solutions Group, Inc. in July 2002. We have generated limited revenues from our current products and revenue of $6,247,285, $2,606,634 and $1,199,047 in years 2003, 2002 and 2001. In 2003, mine protected vehicles provided 100% of the sales, 100% of the cost of goods sold, and 100% of the gross profit. In 2002, mine protected vehicles provided 83% of the sales, 86% of the cost of goods sold, and 75% of the gross profit. In 2001, all of our revenue was derived from the sale of boats, which we no longer manufacture. Our ability to successfully commercialize our products will depend on, among other things, successful completion of our ongoing development activities, geo-political events, ability to manufacture and distribute the products, and the relative cost to the customer of our system as compared to alternative competitive products. Because we focus on emerging markets, market reaction can be difficult to predict. Many of our planned products incorporate technologies or approaches that have not yet achieved broad market acceptance. In addition, we have a limited history of competing in the intensely competitive defense industry. Our technology may not be successfully commercialized or marketed. As a result, we may never achieve or sustain profitable operations.

                                        9


Our Independent Accountants have issued a Going Concern Opinion and if we do not generate enough cash from operations to sustain our business we may have to liquidate assets or curtail our operations.

The accompanying financial statements have been prepared assuming we will continue as a going concern. During the year ended December 31, 2003, we incurred net loss of $5,321,623. During the year ended December 31, 2002, we incurred net loss of $5,373,377. Conditions exist which raise substantial doubt about our ability to continue unless we are able to generate sufficient cash flows to meet our obligations and sustain our operations. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We depend on our suppliers and if we can not obtain certain components for our products, we might have to develop alternative designs that could increase our costs.

We depend upon a number of suppliers for components of our products. There is an inherent risk that certain components of our products will be unavailable for prompt delivery or, in some cases, discontinued. We have only limited control over any third-party manufacturer as to quality controls, timeliness of production, deliveries and various other factors. Should the availability of certain components be compromised, it could force us to develop alternative designs using other components, which could add to the cost of goods sold and compromise delivery commitments. If we are unable to obtain components in a timely manner, at an acceptable cost, or at all, we may need to select new suppliers, redesign or reconstruct process we use to build the hulls and/or the vehicles, which management believes would take a minimum of one-year. We may not be able to manufacture any vehicles for a period of time, which could materially adversely affect our business, results from operations, and financial condition.

We market our products to a limited customer base and if we do not find acceptance of our products within that customer base, our business may fail.

Our government business depends on a limited number of customers, and if any of these customers terminate or reduce their contracts, or if we cannot obtain additional government contracts in the future, our revenues will decline and our results of operations will decrease. Because most of our consolidated revenues were derived directly or indirectly from government contractors, this risk can significantly affect our business, results of operations and financial condition. In the twelve -months ended December 31,, 2003, our revenues were derived directly or indirectly from two governmental agencies, the U.S. Army and through a private contractor, the British Ministry of Defense. We expect to continue to be dependent upon contracts with governmental agencies and their contractors for a substantial portion of revenue for the foreseeable future.

Because we currently depend on government contracts and subcontracts, we face certain risks, including budget restraints and fixed price contracts. General political and economic conditions, which are difficult to accurately predict, directly and indirectly affect the quantity and allocation of expenditures by government agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the U.S. or other government budget could have a material adverse impact on our results of operations as long as research and development contracts remain an important element of the business.

                                        10


Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. Each government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances.

In addition, an increasing number of government contracts are fixed price contracts which may prevent us from recovering costs incurred in excess of our budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event actual costs exceed the fixed contractual cost, we may not be able to recover the excess costs.

Some government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Although government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of staff could result in reductions of employees. In addition, the timing of payments from government contracts is also subject to significant fluctuation and potential delay, depending on the government agency involved. Any such delay could result in a temporary shortage in working capital.

Some of our product components are manufactured in South Africa and if that country becomes unstable or changes government regulations our costs may increase or we may become unable to source certain parts.

Some of our product components are manufactured in South Africa. If import tariffs or taxes increase for any reason, our cost of goods would increase. Our financial performance may be affected by changes in South Africa's political, social and economic environment. The role of the South African central and local governments in the economy is significant. South African policies toward economic liberalization, and laws and policies affecting foreign companies, foreign investment, currency exchange rates and other matters could change, resulting in greater restrictions on our ability to do business with suppliers based in South Africa. The government could impose surcharges, increase tax rates, or revoke, terminate or suspend operating licenses without compensating us. Also, South Africa has, from time to time, experienced instances of civil unrest and hostilities. Confrontations have occurred between the military, insurgent forces, and civilians. If for these or any other reason, we lose our ability to sub-contract or manufacture the components to our products, or the cost of doing business increases, our business, financial condition, and results of operations would be materially and adversely affected.

We may be subject to personal liability claims and our insurance, if any, may not be adequate to cover such claims. As a result, a significant lawsuit could adversely affect our business.

We may be exposed to liability for personal injury or property damage claims relating to the use of the products. Any future claim against us for personal injury or property damage could materially adversely affect the business, financial condition, and results of operations and result in negative publicity. Even if we are not found liable, the costs of defending a lawsuit can be high.

We do not currently maintain insurance for this type of liability. Additionally, even if we do purchase insurance, we may experience legal claims outside of our insurance coverage, or in excess of our insurance coverage, or that insurance will not cover.

                                        11


We are subject to substantial competition and we must continue research and development to remain competitive.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational vehicle, defense and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources, as a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products.

Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive. Competitors may attempt to independently develop similar designs or duplicate our products or designs. We or our competitors may intentionally or unintentionally infringe upon or misappropriate products or proprietary information. In the future, litigation may be necessary to enforce intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. Currently we have no patents. Any patent or patents sub-licensed to us relating to current or future products may be challenged, invalidated, or circumvented or the rights granted thereunder may not be held valid if subsequently challenged.

Our products are based on technological innovation. Consequently, the life cycles of some of our products can be relatively short. Our success depends significantly on our ability to establish and maintain a competitive position in this field. Our products may not remain competitive in light of technological developments by others. Our competitors may succeed in discovering and developing technology before we do that would render our technology, and hence our products, obsolete and noncompetitive.

We must comply with environmental regulations or we may have to pay expensive penalties or clean up costs.

We are subject to federal, state, local and foreign laws, and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, and contracting for recycling or disposal of, hazardous or toxic substances or wastes, including environmentally sensitive materials, such as batteries, solvents, lubricants, degreasing agents, gasoline and resin. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We do not maintain insurance for pollutant cleanup and removal. If we are found responsible for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly clean-up. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high.

If we do not comply with government regulations, we may be unable to ship our products or have to pay expensive fines or penalties.

We are subject to regulation by county, state and federal governments, governmental agencies, and regulatory authorities from several different countries. If we fail to obtain regulatory approvals or suffer delays in obtaining regulatory approvals, we may not be able to marketing our products and services, and generate product and service revenues. Further, we may not be able to obtain necessary regulatory approvals. Although we do not anticipate problems satisfying any of the regulations involved, we cannot foresee the possibility of new regulations, which could adversely affect our business. Further our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

                                        12


We rely on proprietary designs and rights and if we have to litigate those rights, our expenses could substantially increase.

Our success and ability to compete depend, in part, on the protection of our designs and technology. In addition, our technology could infringe on patents or proprietary rights of others. We have not undertaken or conducted any comprehensive patent infringement searches or studies. If any third parties hold any conflicting rights, we may be required to stop making, using or selling our products or to obtain licenses from and pay royalties to others. Further, in such event, we may not be able to obtain or maintain any such licenses on acceptable terms, if at all. We may need to engage in future litigation to enforce intellectual property rights or the rights of customers, to protect trade secrets or to determine the validity and scope of proprietary rights of others, including customers. This litigation could result in substantial costs and diversion of resources and could materially and adversely affect our results of operations.

Insiders  can  exert  significant  control  over  our  policies  and  affairs.

As of March 31, 2004, our significant shareholders, Directors and Executive Officers will, in the aggregate, beneficially own shares that can convert into approximately 35.2 % of our outstanding common stock. These shareholders, if acting together, will be able to exert substantial influence over all matters requiring shareholder approval, including amendments to our Articles of Incorporation, fundamental corporate transactions such as mergers, acquisitions, the sale of the company, and other matters involving the direction of our business and affairs. As a result, although you may vote your shares, you will have limited influence on our business and management.

The holder of our Series B Preferred Stock can exercise significant control over our affairs and business.

Ashford Capital, LLC, as the holder of the 10 outstanding shares of Series B Stock, has the right to vote, with the holders of common stock, on any matter to which the common stock holders are entitled to vote, the number of shares of common stock into which the Series B Stock is convertible. In connection with the purchase, Ashford obtained, but has not exercised, the right to appoint three of five of our directors. The Series B Stock was purchased pursuant to a Series B Convertible Preferred Stock Purchase Agreement we entered into with Ashford Capital, LLC on December 27, 2001. In connection with the Series B Agreement, we amended our Articles of Incorporation by filing a Certificate of Designation with the Secretary of State of Colorado. Under the Series B Designation, each share of Series B Stock is convertible into 2% of the outstanding shares of our common stock, on a fully diluted basis, measured at the time of the conversion. Ashford may convert the Series B Stock into shares of common stock, at any time, however, shares not voluntarily converted by December 27, 2004 of the Agreement shall automatically convert unless otherwise extended.

We depend on management and other key personnel and we may not be able to execute our business plan without their services.

Our success and our business strategy depend in large part on our ability to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing employment offers. We depends to a large extent on the abilities and continued participation of our executive officers and other key employees, particularly Mike Watts, CEO, Tom Thebes, CFO, and Garth Barrett, president of our TSG subsidiary. We do not presently maintain "key man" insurance on any employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we may not be able to hire them when required, or have the ability to attract and retain them.

                                        13


RISKS  RELATED  TO  THIS  OFFERING  AND  OUR  STOCK

"Penny  Stock"  rules  may  make  buying  or  selling  our securities difficult.

Trading in our securities is subject to the Securities and Exchange Commission's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement with Dutchess.

The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

The six accredited investors listed in this prospectus have paid less than the then-prevailing market price of our common stock and Dutchess will pay less than the then-prevailing market price of our common stock which may cause our stock price to decline.

The six accredited investors paid $0.20 per share for our common stock. The common stock to be issued under our agreement with Dutchess will be purchased at a 7% discount to the lowest closing bid price for the ten days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline and you may not be able to sell our stock for more than you paid for it.

Our securities have been thinly traded on the over-the-counter bulletin board, which may not provide liquidity for our investors.

Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

                                        14


We may not be able to access sufficient funds under the equity line of credit with Dutchess when needed.

We will depend on external financing to fund our planned expansion. We expect that these financing needs will be partially met by our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts or at all when needed. Additionally, pursuant to our March 23, 2004 Private Placement Agreement, we can not utilize the Equity Line under the Investment Agreement for a period of 6 months following the date the shares underlying the private placement are registered. As a result, we may not be able to grow our business as planned.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

We do not intend to pay dividends in the foreseeable future; therefore, you may never see a return on your investment.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities offered in this prospectus.

Our stock price is volatile and you may not be able to sell your shares for more than what you paid.

Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. During our last two fiscal years ending in 2002 and 2003, our common stock has traded at prices as low as $0.06 per share and as high as $0.42 per share.

The market price of the common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:
-  quarterly variations in operating results;
- our ability to control costs and improve  cash flow;
- announcements of technological innovations or new products by us or our competitors;
- changes in investor perceptions; and - new products or product enhancements by us or our competitors.

The stock market in general has continued to experience volatility which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

                                        15


USE  OF  PROCEEDS
-----------------

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 93% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the ten days immediately following the date of our notice of election to exercise our put.

Under the March 23, 2004 Private Placement we have agreed not to utilize the Equity Line for a period of 6 months following the effective registration of the shares underlying the Private Placement.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The table assumes estimated offering expenses of $25,000.

                                                                              Proceeds        Proceeds
                                                                             If 100% Sold    If 50% Sold
                                                                             -------------   ------------
Gross proceeds . . . . . . . . . . . . . . . . . . . . . . .                 $   3,500,000   $1,750,000
Estimated remaining associated professional fees of offering                 $      25,000   $   25,000
                                                                             -------------   ------------
Net proceeds . . . . . . . . . . . . . . . . . . . . . . . .                 $   3,475,000   $1,725,000
                                                                             =============   ============

                                                                     Priority Proceeds        Proceeds
                                                            ---------------  -------------   ------------
Sales and marketing. . . . . . . . . . . . . . . . . . . . .            1st  $  1,250,000    $  600,000
Working capital and general corporate expenses . . . . . . .            2nd  $  1,150,000    $  500,000
Inventory and raw materials. . . . . . . . . . . . . . . . .            3rd  $    550,000    $  350,000
Machinery, new product development and testing . . . . . . .            4th  $    275,000    $  150,000
Facilities and capital expenditures. . . . . . . . . . . . .            5th  $    250,000    $  125,000
                                                                             ------------   ------------
                                                                             $  3,475,000    $1,725,000
                                                                             =============   ==========




                                        16


Additionally, we could receive proceeds from the exercise of the following warrants under certain circumstances.

- 15,000,000 "A" Warrants, exercisable at $0.24 per share. The "A" Warrants expire March 23, 2006; and

- 15,000,000 "Green Shoe" Warrants, exercisable at $0.20 per share. The "Green Shoe" Warrants expire 180 days after the effective date of this registration statement.

We can not accurately predict when we will receive revenues pursuant to the warrants because we do not know when the holders will choose to exercise the warrants. It is also possible that the warrants will expire without being exercised. Each accredited investor in the March 23, 2004 Private Placement has contractually agreed to restrict its ability to convert or exercise warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock. In addition, because certain of the warrants contain provisions allowing for a cashless exercise under certain circumstances, we may not receive proceeds even if the warrants are exercised. If we receive proceeds from the warrants, we intend to use the proceeds for the purposes listed in the above chart.


                         DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                    DILUTION
                                    --------

Our net tangible book value as of December 31, 2003 was ($570,074), or ($0.0047) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made by the selling stockholders, none of these proceeds will be paid to us, however, the private offering proceeds will be paid to us and our net tangible book value will be positively affected by this offering. Thus, our net tangible book value will be impacted by the common stock to be issued to the six accredited investors. The amount of dilution will depend on the initial shares issued and the potential of the exercise of the A warrants and the "GreenShoe" warrants.
The following example shows the dilution to new investors at an offering price of $.20 per share.

If we assume that we were to issue 65,000,000 shares of common stock at an assumed offering price of $0.20 to $.024 per share, less $1,000,000 of offering expenses, our net tangible book value as of December 31, 2003 would have been $12,029,926, or $.09838 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.10304 per share and an immediate dilution to new shareholders of $0.0642 per share.

Net tangible book value per share before this offering              ($570,074)
Net tangible book value after this offering                        12,029,926
Assumed average public offering price per share                       $0.2092
Net tangible book value per share after this offering                $0.09837
Dilution of net tangible book value per share to new investors        $0.0642
Increase in net tangible book value
          per  share  to  existing  shareholders                     $0.10304


                                        17




                            SELLING SECURITY HOLDERS

Based upon information available to us as of March 31, 2004, the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

                                        18


                                                Number of                         Number of
                                                Shares                            Shares
                                                Beneficially   Number of          Beneficially
                                                Owned Before   Shares             Owned After
                                                the Offering   Being Offered      the Offering (1)
                                            ----------------   ----------------   ----------------
Dutchess Private Equities Fund, LP (2)                  -0-          20,000,000                -0-
--------------------------------------          ------------      -------------      -------------
Gamma Opportunity Capital Partners, LP(3)         7,500,000           7,500,000                -0-
--------------------------------------          ------------      -------------      -------------
Longview Fund, LP (4)                             7,500,000           7,500,000                -0-
--------------------------------------          ------------      -------------      -------------
Alpha Capital Aktiengesellschaft (5)              7,500,000           7,500,000                -0-
--------------------------------------          ------------      -------------      -------------
Domino International Ltd.(6)                      6,750,000           6,750,000                -0-
--------------------------------------          ------------      -------------      -------------
Magellan International Ltd. (7)                  12,000,000          12,000,000                -0-
--------------------------------------          ------------      -------------      -------------
Mountain Ridge Capital, LLC. (8)                  3,750,000           3,750,000                -0-
--------------------------------------          ------------      -------------      -------------

1. The numbers assume that the selling stockholders have sold all of the shares offered hereby prior to completion of this Offering.

2. Represents shares we may issue to Dutchess Private Equities Fund, LP pursuant to an Equity Line of Credit. Since we are not obligated to use the Equity Line of Credit and the amount of shares that we may issue pursuant to the Equity Line is partly based on the future market price of our common stock, we can not predict with accuracy the actual number of shares we may issue to Dutchess. Michael Novielli and Douglas Leighton, are the Managing Members of Dutchess Capital Management, which is the General Partner of Dutchess Private Equities Fund, LP and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Dutchess Private Equities Fund, LP.

3.  Consists  of  2,500,000  shares  currently held by Gamma Opportunity Capital
Partners,LP and 2,500,000 shares Gamma Opportunity Capital Partners,LP may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,500,000 shares Gamma Opportunity Capital Partners,LP may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Jonathan Knight is the President of Gamma Capital Advisors, Ltd., the general partner of Gamma Opportunity Capital Partners, LP, and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Gamma Opportunity Capital Partners, LP.

                                        19


4. Consists of 2,500,000 shares currently held by Longview Fund, LP and 2,500,000 shares Longview Fund, LP may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,500,000 shares Longview Fund, LP may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Peter T. Benz is the Chief Executive Officer of Viking Asset Management, LLC, the general partner of Longview Fund, LP, and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of the Longview Fund, LP. Wayne H. Coleson is the Chief Executive Officer of Redwood Grove Capital
Management, LLC, the investment adviser of the Longview Fund, LP, and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of the Longview Equity Fund, LP.

5. Consists of 2,500,000 shares currently held by Alpha Capital Aktiengesellschaft and 2,500,000 shares Alpha Capital Aktiengesellschaft may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,500,000 shares Alpha Capital Aktiengesellschaft may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Konrad Ackerman is the sole shareholder and sole director of Alpha Capital Aktiengesellscft and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Alpha Capital Aktiengesellscft.

6. Consists of 2,250,000 shares currently held by Domino International Ltd and 2,250,000 shares Domino International Ltd may acquire upon exercise of the "A" Warrant at $0.24 per share and 2,250,000 shares Domino International Ltd may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Deirdre M. McCoy is a Director of Domino International Ltd and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Domino International Ltd.

7. Consists of 4,000,000 shares currently held by Magellan International Ltd and 4,000,000 shares Magellan International Ltd may acquire upon exercise of the "A" Warrant at $0.24 per share and 4,000,000 shares Magellan International Ltd may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. If the selling stockholder did not have such limitation, the maximum number and percentage of shares the selling stockholder would be able to acquire is 12,000,000 equal to 7.52% as of March 31, 2004. Anthony L. M. Inder Rieden is the President of Magellan International Ltd and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Magellan International Ltd.

8. Consists of 1,250,000 shares currently held by Mountain Ridge Capital LLC and 1,250,000 shares Mountain Ridge Capital LLC may acquire upon exercise of the "A" Warrant at $0.24 per share and 1,250,000 shares Mountain Ridge Capital LLC may acquire at $0.20 per share upon exercise of the "Green Shoe" Warrant. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Richard M. Lirtzman is the managing member of Mountain Ridge Capital, LLC and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Mountain Ridge Capital, LLC.

                                        20



PLAN  OF  DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or
- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
-  at  prices  related  to  such  prevailing  market  prices,  or
-  in negotiated transactions, or - in a combination of such methods of sale; or
-  any  other  method  permitted  by  law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, LP, Charleston Capital, LLC and any other broker-dealers who act in connection with the sale of the shares pursuant to the Equity Line are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Additionally, the other selling shareholders listed in this document may be deemed "underwriters."


On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

-  engage  in  any  stabilization activity in connection with any of the shares;
-  bid  for  or  purchase any of the shares or any rights to acquire the shares,
- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We have informed the selling stockholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

                                        21


The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

We engaged Charleston Capital, LLC as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge Charleston Capital, LLC has no affiliation or business relationship with Dutchess. We agreed to pay the Charleston Capital 1% of the gross proceeds from each put with an aggregate maximum of $7,500 over the term of our agreement. The Placement Agent agreement terminates when our Investment Agreement with Dutchess terminates pursuant to the terms of that Investment Agreement.

                                 CAPITALIZATION
                                 --------------

The  following  table  sets  forth  our  cash  and  capitalization  as  of:

-  on  an  actual  basis:  and

- as adjustment to reflect the issuance of up to 65,000,000 shares of our common stock upon sale of Common shares.

This table should be read in conjunction with "Selected Financial Data", Management Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the noted thereto included elsewhere in this prospectus.

As of December 31, 2003
--------------------------
                            Actual       As adjusted
                            ---------    -----------
Cash and cash equivalents.    278,777     12,878,777
--------------------------  ---------    -----------

Short Term Loans (1) . . .    536,162        536,162
--------------------------  ---------    -----------
Long Term Liabilities (2).    209,422        209,422
--------------------------  ---------    -----------
Share holders Equity . . .   (261,006)    13,338,994
--------------------------  ---------    -----------

Total Capitalization . . .    484,578     14,084,578
--------------------------  ---------    -----------

1. Short term debt consists of notes payable to various individuals.

2. Long term debt consists of the notes payable to various individuals.

3. Total capitalization is stated by not including cash and cash equivalents.


                                        22



The above capitalization table presents the impact of the sale of 65,000,000 shares for a cash equivalent of $13,600,000 gross.

                                 DIVIDEND POLICY
                                 ---------------

We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF
--------------------------------------------------------------------------------
OPERATIONS
----------

INTRODUCTION

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.

OVERVIEW

We have a limited operating history and conduct our operations through our wholly owned subsidiary, Technical Solutions Group, Inc, or TSG, which manufactures and sells mine protected vehicles.

Effective July 1, 2003, in an effort to focus on TSG as well as achieving profitable operations, and as a result of the poor performance of the boat division and the long lead times necessary to achieve success in that business, we downsized and transferred the fire and rescue operations to a subsidiary company, Rockwell Power Systems, Inc. Subsequently the shares held in Rockwell Power Systems, Inc. were exchanged for 20,000,000 shares of common stock in Xtreme Companies, Inc. and the shares received in the transaction were distributed to shareholders of record on December 5, 2003. In addition, Force Protection, Inc. received preferred shares from Xtreme Companies in the amount of $500,000 which are convertible to common stock three years from the date of the transaction. We have set up financial reserves for warranty expenses on past sales and restructuring costs, and expect minimal internal resources to be devoted to Xtreme Companies. The remaining boat assets which comprise the majority of the assets, are subject to sale on or after March 31, 2004 under the terms of the original purchase.

RESULTS  OF  OPERATIONS

Comparison  of  the  twelve  months  ended  December  31,  2003,  and  2002.

In fiscal year 2003, we focused on restructuring and refocusing our business, raising money, and writing off impaired assets to direct us toward a more profitable product line.

Net sales for 2003 increased by $3,640,000 or 139% compared to 2002. During 2002, we acquired TSG, whose sales for 2002 were $2,200,000. The entire increase in sales is attributable to the acquisition. Sales of boats were flat as compared to the previous year, $462,000.

TSG began shipping production Buffaloes under a U.S. Army contract in June of 2003, which contract comprised over 90% of the sales of that division. The improvement in operations is due to the sales increase in the TSG division and the downsizing and eventual sale of the boat operations assets.

Cost of Sales for 2003 was $4,442,000, or 70.6% of sales, compared to 72% in 2002. This decrease in percentage is attributable to decreasing cost of sales for boats and the production shift to MPV - particularly the Buffaloes. The increase in dollars is a direct result of the 139% or $3,640,000 increase in sales from the TSG acquisition.

Selling, general and administrative expenses for 2003, decreased by $2,612k to $2,095,000 compared to $4,704,000 for 2002. The decrease is partially the result of the sale of the boat division. Selling, general and administrative expenses were substantially the same in both years and reflected asset write downs, financing costs, outside professional services, and grants of stock to employees.

                                        23


We recorded a cumulative effect of changes in Net Income of $1,400,000 during 2002 for Goodwill. Impairment expense during 2003 was $1,917,747. As a result, there is no Goodwill remaining on the Balance Sheet as of December 31, 2003.

Restructuring expenses are related to writing down the boat division assets to fair market value, direct expenses and employee termination agreements involved with the reorganization, and the transfer of the boat business.

As of December 31, 2003 we had $209,422 of total long term debt. $32,461 of this debt is a 12% simple interest loan, with a maturity date of November 1, 2004. The remaining $176,961 are long-term payables with no effective or stated interest or maturity dates. A majority of our interest expense for 2003, excluding the interest paid on the debt mentioned above, finance charges, and late fees, is the direct result of factoring receivables at 3% was $148,120 as compared to 2002 factoring charges of $10,108.

On October 1, 2003 Force Protection discontinued operations of its fire rescue boat division from its ongoing operations as the result of a partial the asset disposal. Force Protection does not have any continuing involvement in the operations after the disposal. The Loss from Discontinued Operations was $2,932,179.

Our net loss for 2003 was $5,322,000 as compared to $5,373,000 for 2002. The minor decrease is attributed to the sale of assets of the boat division and the turnaround in operational profit attributable to the government program selling TSG's Buffalos to the Army. Included in the 2003 loss was a loss of $1,917,000 for goodwill impairment and a loss on discontinued operations of $2,932,179 from the boat division.

INVESTING  ACTIVITIES.

Our capital expenditures for the twelve months December 31, 2003 were $125,008 as compared to $337,373 during 2002, related to investments in office and manufacturing equipment. We anticipate that our capital expenditures during 2004 will increase because of improvements to operating efficiencies, and relocation of our primary facilities and new contracts.

FINANCING  ACTIVITIES.

During the year ended December 31, 2003, we sold a total of 25,924,000 restricted shares of common stock and warrants, respectively, to investors pursuant to its private placement memorandum, generating net proceeds of $1,299,900, pursuant to the sale of common stock units. For details about this transaction, see Note 8 - Capital Stock Transactions.

On March 31, 2003, we began securing capital commitments through the issuance of promissory notes. Under the terms of the promissory notes, the loans are payable in six months with 8% interest; however, at the end of the term the loan has an option to convert into Series C preferred stock. As of June 30, 2003, we had obtained $725,000 in capital from note holders for 2003. Of this amount, $50,000 was converted into series C preferred stock. The remaining notes will have their terms extended and management anticipates that a significant portion will convert to equity over the next six months.

TSG has entered into an agreement with GC Financial Service, Inc. by which this firm may purchase from us certain accounts receivable and other rights, including without limitations, all liens, security interest, warrants and guarantees to secure payments of the accounts receivables. As of December 31, 2003 TSG had drawn approximately $6,138,434 gross, all of which has been repaid at December 31, 2003.

                                        24


On September 20, 2003, we entered into an equity line of credit agreement with Dutchess Capital Management LLC. Under this agreement, Dutchess committed to purchase up to $3,500,000 of the Registrant's restricted common stock over the course of 36 months, after the date either free trading shares are deposited in an escrow account or a registration statement of the stock has been declares effective by the U.S. Securities and Exchange Commission. The amount that the Dutchess will be entitled to request from each of the purchase "puts" will be equal to 200% of the averaged daily volume ("ADV") multiplied by the average of the 3 daily closing prices immediately preceding the put date. The ADV shall be computed using the ten (10) trading days prior to the put date. The purchase price will be the 93% of the market price, which is defined as the average of the lowest closing bid price of the common stock during the pricing period (which is the 5 consecutive trading days immediately after the put date).

Under the March 23, 2004 Private Placement we have agreed not to utilize the Equity Line for a period of 6 months following the effective registration of the shares underlying our March 23, 2004 Private Placement described immediately below.

On March 23, 2004, we closed a Private Placement. This offering, sold to six accredited investors, consisted of the following:
(a)     15,000,000  shares  at  $0.20  per  share;

(b) An "A" Warrant for each share purchased, exercisable at $0.24 per share. The "A" Warrants expire March 23, 2006; and

(c) A "Green Shoe" Warrant for each share purchased, exercisable at $0.20 per share. The "Green Shoe" Warrants expire 180 days after the effective date of this registration statement.

(d) Each accredited investor in the March 23, 2004 Private Placement has contractually agreed to restrict its ability to convert or exercise warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

LIQUIDITY  AND  CAPITAL  RESOURCES.


As of December 31, 2003, cash and cash equivalents were $278,777 compared to $144,476 as of December 31, 2002. We had raised net proceeds $1,299,900 through a private placement during the nine months ended September 30, 2003. The March 2004 private placement increased liquidity by $2,669,987. During the First Quarter of 2004 we have raised $746,250 through the exercise of warrants. The Equity Line at 100% would generate $2,775,000 of additional liquidity. Our principal sources of capital have been cash flow from operations, the sale of common stock, promissory notes mentioned in financing activities, and borrowings from G.C. Financial Services. Based on our current operating plan, we anticipate that additional financing will be required to finance growth in operations and capital expenditures, definitely in 2004 and possibly in 2005.

Presently, we are generating sufficient revenue to cover expenses and hire employees. However, our near-term future liquidity will depend on our ability to obtain necessary financing from outside sources.

INFLATION.

We do not believe that inflation has had or is likely to have any significant impact on our operations.

                                        25


CONTRACTUAL  OBLIGATIONS

Technical Solution Group has a long-term lease of five years, with an additional five year option, with Intertech Group, Inc., giving us a stable base for future planning. Annual rent is $215,000 for the first year plus utilities, taxes and maintenance, and $258,000 base rental for the next four years. For a total obligation of $1,139,500. We also have general equipment monthly lease charges of $2,118.

BUSINESS  SEGMENT  ANALYSIS

Force Protection Performance - 2003 Segment Information
              (000's)
                        (Discontinued)       TSG
                         Boats               MPV                  Consolidated
                     --------------- ------------ ----------- -----------------

Sales                    462                6289                         6247
Cost of Sales            315                4442                         4757
                      -------------- ------------ ----------- -----------------

Gross Profit             146                1847                         1490
G.P. %                   31.6%              29.4%                        23.8%

SG&A                     2964               1469                         2095
---------------        -------------- ------------ ----------- -----------------
Other
Income(Expense)

Segment P&L              (2932)             378                         (5322)
-------------           -------------- ------------ ----------- -----------------



Mine protected vehicles provided 92.6% of the sales, resulting from 2 major customers and 3 minor customers; in the USA and the UK; with one customer accounting for 92.7% of the mine and blast protected sales.

During 2003, certain assets of the Boat Division were sold and we are obligated to sell the remaining assets on or after March 2004. The division's results have been accounted for as losses from discontinued operations of $2,932,000.

The TSG-MPV analysis is presented before inter-company eliminations. Corporate expenses of $627,000 and interest expense of $233,000 have been excluded. There were no material capital additions during 2003. The basis for accounting for this segment is the same as for the company.


CRITICAL  ACCOUNTING  POLICIES.

Please  refer  to  Note  1  in  the  Notes  to  Financial  Statements.


                                        26


                             DESCRIPTION OF BUSINESS
                             -----------------------

HISTORY

We organized under the laws of the State of Colorado, having been originally incorporated in November 1996, as Boulder Capital Opportunities III. Effective June 30, 1998, we acquired all assets and assumed all liabilities of Sonic Jet Performance, LLC, a California limited liability company in the business of producing and marketing recreational boats, jet boats, trailers, and related accessories. On November 4, 1998, we changed our name to Sonic Jet Performance, Inc. In 2002, we shifted our focus to vehicles that protect and save lives. As part of the shift we acquired the shares of Technical Solutions Group, Inc., or TSG, a development stage manufacturer of Mine Protected Vehicles based in Charleston, South Carolina.

TSG was originally formed 1997 to supply specialty vehicles to military and law enforcement agencies worldwide. The vehicles are used to transport personnel in hostile areas that may include landmines and to locate and remove landmines. In July of 2003 we determined that our limited resources would be better focused on TSG and began the process of moving our headquarters to South Carolina and realizing the most value for our existing watercraft business. From July through September we negotiated and finalized an agreement with investors that was consummated in October of 2003 to sell certain assets related to our Fire Rescue Boat business we retain a significant portion of our boat assets subject to an agreement to sell the remaining assets to the aforementioned investors.

In August of 2003 we changed our name to Force Protection, Inc. to reflect our focus on Mine Protected Vehicles. We now own 100% of our subsidiary Technical Solutions Group and are focused on our primary products which are Mine Protected and Armored Land Vehicles produced in 86,000 square feet of office, and heavy manufacturing space in Ladson, South Carolina.

OVERVIEW

We design, manufacture and market mine protected vehicles. These products are designed to protect and save lives. We are an Over-the-Counter company, publicly traded on the Over the Counter Bulletin Board under the ticker symbol "FRCP.OB."

We are headquartered in Ladson, South Carolina. TSG designs, manufactures and markets mine-protected vehicles used by military organizations domestically and abroad for transportation, demining, and special applications. We are a complete design-to-manufacturing organization, creating or licensing designs, and creating tooling, molds, and parts necessary to assemble the products in-house.

INDUSTRY  OVERVIEW

The basic concept of Mine Protected Vehicles was developed in Rhodesia and South Africa in response to the landmine problems arising from the wars in Southern Africa. The vehicles were designed to protect personnel during transport, removal of Unexploded Ordnance, route clearance, humanitarian de-mining, and other missions that require protection from landmines and hostile fire. The technology has been developed and used in several parts of the world, principally Africa, over the last 20 years in response to the intense use of landmines in that region.

Landmines are a weapon of choice for terrorists and insurgent groups because they are highly effective yet relatively low cost. Rising populations in heavily mined regions and the need to utilize and develop such areas means the problem can no longer be ignored. With increasing world tensions, there is a need for vehicles that can provide a protection against these threats during a variety of missions. Such missions include troop transport in and around Unexploded Ordnance or mine threat areas as well as route clearance and humanitarian de-mining - which require entrance into known mine fields.

                                        27


Mine protected vehicles have been purchased worldwide, principally in Africa, with additional purchases by several NATO allied countries. Troop movements in overseas operations face a continuous threat because of the use of land mines or the possibility of ambush and enemy fire. Vehicles that move troops or ordnance economically and are protected against ballistic, incendiary, and landmine hazards are useful in these situations.

This is a pressing issue for the U.S. and its allies throughout the world. The recent deaths of American and Allied personnel throughout Iraq, Afghanistan, and an earlier death in Kosovo of an American solder while riding in an up-armored M998 High Mobility Multi-purpose Wheeled Vehicle highlights the need for mine protected vehicles.

Personnel transport missions create the greatest portion of demand for Mine Protected Vehicles. Various types of landmine and Unexploded Ordnance clearance missions also generate demand.

- Embassies, consulates, and other U.S. government agencies require vehicles to safely transport personnel at low cost. The modified Chevrolet Suburban or High Mobility Multi-purpose Wheeled Vehicle s does not provide adequate protection against high-powered automatic rifles or explosives as demonstrated in Iraq and Afghanistan.

- U.S. Law enforcement agencies have a pressing need to move personnel safely in dangerous situations, such as riots or standoffs with armed militant groups as demonstrated in a bank robbery stand-off in Los Angeles. Mine protected vehicles are used around the world in mine problem areas by most military organizations. The current "hot spots" in which the U.S. and other allied countries operate, and the likely areas for the future in the "War on Terrorism", are all extremely mined. Currently there are no current technologies available to detect mines effectively enough to avoid them, so mine protected vehicles are valuable for the U.S. to protect its troops.

OUR  PRODUCTS

The specialty vehicle business requires experience with blast protection and vehicle design, heavy manufacturing equipment and facilities, and knowledge of target customers. The cycle for product entrance into this market is long and complex. We have attained credibility with our products, and have sold production vehicles to the U.S. and British militaries. We have moved our products into the "limited deployment" stage.

BUFFALO

A Mine Resistant Vehicle with multiple mission configurations and field reparability. This design mates a monocoque capsule protection, meaning the hull is built as a single unit, with a Peterbilt or other U.S. manufactured truck. The Buffalo offers 45-pound wheel and 30-pound centerline protection, along with standard ballistic protection, which is 7.62mm NATO ball which is the international standard for ballistics, upgradeable to Dragunov Anti-Personnel round protection. The roof is identical to the sides, providing equal overhead ballistic and splinter protection, creating a full 360-degree occupant protection, a capability that is essential for urban fighting. Self Forming Fragmentation Plates, which protect the occupants of the vehicle against newer landmine technology, are available as an option. C-17 transportable

                                        28


COUGAR/TEMPEST

The Cougar is a versatile, multi-purpose vehicle configured to satisfy a wide variety of mission requirements. The purpose-built monocoque capsule is designed to protect both the driver and crew from both ballistic and mine/blast threats, and is mated with Peterbilt and Marmon-Herrington commercial automotive technology to produce a user-friendly and adaptable vehicle. The Cougar can be configured to serve as a mine protected 10 - 16 seat troop transport vehicle, a weapons platform, a law enforcement special response vehicle, an EOD/Range Clearance vehicle, or a VIP Protection vehicle. Available in various configurations including: 4x2, 4x4, and 6x6. The Cougar is protected to 30 pounds of TNT on any wheel and 15 pounds of TNT on the centerline and is C-130 transportable. The Tempest is a heavy duty version of the Cougar that adds a Self Forming Fragment Plate to provide protection against state-of-the art Self Forming Fragment "Tank Killer" mines.

TYPHOON

Typhoon is the ultimate urban combat vehicle. It is a multi-role armored vehicle. Typhoon has an improved hull, upgraded ballistic protection, enhanced access, reduced profile, and a remote controlled weapons platform. Designed to seat eight passengers and upgradeable with an interior based customer requirements. The vehicle can withstand a single anti-tank land mine explosion anywhere under the vehicle and a double anti-tank land mine on any wheel. The Typhoon has ballistic protection to 7.62 x 51mm NATO AP, which can be increased to Dragunov Armor Piercing rounds.

LION

The Lion has an all-welded armored capsule and glass that will resist small arms fire to 7.62 x 51 mm. The unique capsule shape insures limited damage to the capsule when encountering anti-tank land mines. The capsule is purposely designed to withstand a single land mine explosion under any wheel and anywhere underneath the vehicle.

All  products  have  acceptable  power/weight  ratios.

CUSTOMER  ACTIVITY

Twelve Buffalo mine protected vehicles have been delivered to the U.S. Army prior to the end of 2003. One more Buffalo was shipped during January 2004. The vehicles were extensively tested prior to selection by the Army. In addition, in 2002 we delivered eight Cougar/Tempest vehicles to the British Ministry of Defense. These vehicles are part of an Urgent Operational Requirement, and the Cougar beat out several competitors for this contract, including vehicles from Vickers, Australian Defense Industries, and KMW Industries.

In tests at the U.S. Army proving grounds, the Buffalo blast capsule protected both the occupants and the critical automotive components from the effects of a mine blast. The vehicles integrate a blast resistant capsule with a truck engine and drive train, but have an updated design that uses American-made trucks. A key aspect of mine protected vehicle design is the dispersion of hot gasses released by a mine blast. The force of the blast is routed along the V hull and dissipated to the side of the vehicle so that the vehicle is not lifted or severely damaged by the blast. It is the absence of this V hull design that makes it extremely difficult to properly protect a standard vehicle, by retrofitting armor plates. The design must be undertaken from the beginning with mine protection as the primary design criteria.

We are using the Buffalo platform for a special project for the US Navy and continue to ship spares and steel wheels to the US Army. On March 31, 2004 we announced that TSG had signed a non-exclusive agreement with U.S. Marketing Group LLC to develop a commercial U.S. distribution channel for its Lion. One Lion has been ordered as a demonstration vehicle.

                                        29


COMPETITION

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational vehicle, defense and aerospace firms such as Alvis, Vickers, Australian Defense Industries, KMW Industries and Textron. Most of our competitors have considerably greater financial, marketing and technological resources than we do which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources, as a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products.

We  believe  our  competitive  advantages  include:

- as an American company, with access to American commercial drive train technology, and the after market support system,
- as an American producer of mine protected vehicles many countries wish to purchase from America rather from the third world,
- our mine protected vehicles are effective and were tested and accepted by the U.S. Army and the British Ministry of Defense,
-  access  to  low  cost  heavy  manufacturing  facilities,
-  updated  designs  will  take  time  for  competitors  to  develop.

SALES  AND  MARKETING

We use various means of marketing our products including our web site, brochures, and independent referral sources which assist us in identifying opportunities for our products and services. Any payments to referral sources are negotiated on a case by case basis and dependent on various factors including the quality of the referral, the opportunity, the role of the referral sources in the sale, and the potential revenues associated with a specific opportunity. Many of these referral sources have established relationships with the potential customers through the sale of other products and services.

Our primary sales and marketing efforts are done through employees including the various senior executives in our company who call on prospective customers and foreign agents representing various governments and agencies who would have an interest in our product offerings. Currently our primary sales staff resides in the states of South Carolina and Connecticut, and we have a European presence with an employee based out of England. We emphasize attendance at trade shows and conferences and actually demonstrate our protected vehicles as much as is practical. We do a limited amount of media advertising in closely targeted publications.

We offer vehicle technology mated with the latest protection technology, all from the design team with a history in vehicle mine protection. We intend to participate in the growth of the Security and Defense Market's increased demand for protection by focusing on sales to the Government and Military markets. We participate in major shows involving countermine operations and technology, military vehicle, law enforcement technology, and military force protection.

EMPLOYEES

As of March 31, 2003, we had 29 employees and 4 consultants located in the United Kingdom and in South Africa. Employees can be broken down to 22 factory workers, 3 sales, 3 administrative and 5 management personnel. The Company is not party to any collective bargaining agreement.

                                       30


                             DESCRIPTION OF PROPERTY
                             -----------------------

On October 10, 2003, TSG entered into a lease agreement with Intertech Group, Inc. to lease 86,000 square feet of manufacturing and administrative space at 9801 Highway 78, Building No. 3, Ladson, South Carolina. The term of the lease is five years starting October 15, 2003, with an option to renew for another five years. The space substantially increases our ability to qualify for and fulfill larger contracts for our mine-protected vehicles. Annual rent is $215,000 for the first year plus utilities, taxes and maintenance, and $258,000 base rental for the next four years. The prior landlord has terminated our lease at our prior headquarters located at 2031 Avenue B, Building 44, North Charleston, South Carolina, in exchange for payment of rent at this prior facility through November 30, 2003.

                                   MANAGEMENT
                                   ----------

DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS

The following table sets forth certain information about our directors and executive officers.

Name                Age  Position

Michael Watts. . .   56  Chief Executive Officer, Director

Tom Thebes . . . .   48  Chief Financial Officer

Madhava Rao Mankal   52  Director

Scott R. Ervin . .   49  Director

Frank Kavanaugh. .   43  Director of Business Development, Director

Gale Aguilar . . .   71  Director

BIOGRAPHIES  OF  EXECUTIVE  OFFICERS  AND  DIRECTORS

Michael  Watts,  Chief  Executive  Officer/Director
Mr. Watts joined us in July of 2002 as General Manager of TSG, International and was appointed Chief Executive Officer on May 29, 2003. Mr. Watts has more than 30 years of experience as an executive and investor. He has served as CEO of four private companies in the computer hardware, computer software, consumer electronics, and semiconductors fields - two of which he founded. In addition, he has served as a management consultant to numerous companies, including BNP Paribas and Wells Fargo Bank, in varieties of industries. From March 1998 to February 2002, Mr. Watts was self employed as an investor. For the period of 2002 to July 2002, he served as a management consultant to visual enVisual Enterprises, Inc. a software company Mr. Watts received a Bachelor of Science degree in Electrical Engineering with high honors from Colorado State University in 1969 and majored in Finance in the MBA program at the University of Colorado in 1973. He holds five patents, including one for the laser bar code scanner and four related to software.

                                       31


Tom  Thebes,  Chief  Financial  Officer
Mr. Thebes joined us in November of 2003 as Chief Financial Officer. Prior to joining us and from November 2003, Mr. Thebes served as the Program Manager for Flextronics. From 2001 through 2003, Mr. Thebes was a Financial Consultant for ID Technologies and GlaxoSmithKline. From 1999 to 2001, Mr. Thebes was the Controller, Manufacturing and International Operation for Insilco Technologies. Mr. Thebes has over 22 years of operational management and strategic business analysis experience in both the federal sector and private industry. He has spent over 12 years conducting Activity Based Management studies, business process reengineering, benchmarking and strategic planning for Fortune 100 and Fortune 1000 companies. Mr. Thebes holds an undergraduate degree from Miami University and an MBA from the University of Toledo.

Madhava  Rao  Mankal,  Director
Mr. Mankal served as Chief Financial Officer from May 1999, and was appointed President in January of 2002. With the sale of our California operations, his role as Chief Financial Officer ended effective November 30, 2003 and he continued to act as an employee until December 31, 2003 whereafter he agreed to act as a consultant until March of 2004 and remain a director of the company. Prior to that, Mr. Mankal served as Controller of American Power Products, Inc. between 1998 and 1999, and Manager at American Power Products, Inc., from September 1994 to 1998. He has more than 28 years of experience in senior positions in various manufacturing and service organizations. He is Qualified Chartered Accountant and Cost Accountant and a member of the Institute of Chartered Accountant, Institute of Cost and Works Accountants, and Institute of Management Accounting.

Frank  Kavanaugh,  Business  Development,  Director
Mr. Kavanaugh has worked for the Company since May of 2002 in our fire/rescue business, and in January of 2003 became responsible for strategic and investment relationships. In October of 2003 he was appointed to the board of directors. Over the last 8 years, as a principal in Ashford Capital, LLC and its predecessor he has served in an interim capacity in several executive positions including operational management roles at NewGen Systems, and several portfolio companies. He co founded and served as President of QuickStart Technologies and held positions at Microsoft and Hewlett Packard. His education includes: a BS degree in Information & Computer Science, from University of California, Irvine and an MBA from Pepperdine University. He also serves on several community boards including the Child Guidance Center of Orange County, and the board of advisors at Chaprman University's Leatherby Center.

Scott  R.  Ervin,  Director
Mr. Ervin acted initially as a director from June through October 2001, and has served on the board continuously since February 2002. He is an attorney, having graduated from Boston College Law School (JD 1984) and is licensed to practice in New York and Texas. From 1984 through 1991 Mr. Ervin was associated with the New York law firm of Burlingham, Underwood and from 1991 through 1999 he practiced law with the law offices of Dr. Abdelrahman Abbar, in Jeddah Saudi Arabia. Since 1999 Mr. Ervin has been in private practice in Austin Texas. He is a director of Interlex, Inc a Texas corporation and a director of The Behavioural Sciences Foundation, a non-profit scientific research foundation. He also acts as trustee for several private trusts.

Gale  Aguilar,  Director
Mr. Aguilar has served as our director since October of 2003. Currently he is the President and a member of the Board of Directors at MITEM Corporation which he joined in 1995. His experience includes SF2 Corp, Stardent Corporation, and Prime Computer as VP of Marketing Senior, and VP of Corp. Strategy and Corp. Development. In addition, he worked at IBM for 27 years in several positions including \ Director of Marketing and Service General Products Division, and IBM Director of Product Marketing, and Director of Systems Strategy. His experience includes active duty in the Army 1951-55. He participates on several corporate and charitable boards.

                                       32


NUMBER  AND  ELECTION  OF  DIRECTORS

We  have  five  directors.  Directors  are  elected  annually.

LIMITATIONS  ON  OFFICER  AND  DIRECTOR  LIABILITY

Our Articles of Incorporation limit the liability of our directors or our shareholders for monetary damages for breach of fiduciary duty as a director except, for (i) liability based on a breach of the duty of loyalty to us or our shareholders; (ii) liability for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of the law; (iii) liability based on the payment of an improper dividend or an improper repurchase of our stock under California law, or violations of federal or state securities laws; (iv) liability for transactions from which the director derived an improper personal benefit; or (v) liability for any act or omissions occurring prior to the effective date of the Articles of Incorporation.

Our Bylaws provide that we shall indemnify a person made or threatened to be made a party to a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding by reason of such person's present or former capacity as our director, officer, employee or agent if such person: (a) has not been indemnified by another organization or employee benefit plan for the same judgment, penalty or fine; (b) acted in good faith;
(c) received no improper personal benefit and, if a director, had no improper conflict of interest; (d) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (e) reasonably believed that the conduct complained of was in our best interests or was not opposed to our best interests.

The Colorado Business Corporation Act requires that unless prohibited or limited by our Articles of Incorporation or Bylaws, we must indemnify our current and former directors, officers and employees who are made or threatened to be made a party to certain proceedings by reason of their present or former official capacity with us, against judgments, penalties, fines, settlements, and reasonable expenses (including attorney's fees) incurred in connection with such proceedings. "Proceeding," means a threatened, pending or completed civil, criminal, administrative or investigative action, including a derivative action in our name. Reference is made to the detailed terms of the Colorado statute for a complete statement of such indemnification right.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

                             EXECUTIVE COMPENSATION
                             ----------------------

Set forth in the following table is certain information relating to the approximate remuneration we paid during the past fiscal year to our president and each of our most highly compensated executive officers whose total compensation exceeded $100,000.

SUMMARY  COMPENSATION  TABLE

                                       33


The following table presents a summary of the compensation paid to our Chief Executive Officer and other highly compensated employees during the last three fiscal years and the first three quarters of 2003. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to executive officers.

The following table presents a summary of the compensation paid to our Chief Executive Officer and other highly compensated employees during the last four fiscal yearsExcept as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to executive officers.

                                                                         Long Term Compensation

                        Annual Compensation                      Awards                            Payouts
a)               (b)    (c)     (d)       (e)             (f)             (g)         (h)            (i)
Name and                       Bonus  Other Annual     Restricted      Securities     LTIP        All Other
Position               Salary         Compensation        Stock        Underlying    Payouts     Compensation (1)
                 Year   ($)       ($)    Award(s)($)    Options/SARs($)     (#)          ($)            ($)
=============================================================================================================
Madhava Rao
Mankal           2001   64,000     0        0                0               0            0              0
CEO/President    2002   65,000     0        0                0         500,000            0              0
CFO, Director    2003   64,800     0        0                0       1,000,000            0              0
=============================================================================================================
Mike Watts       2001        0     0        0                0               0            0              0
CEO/President    2002    4,500     0        0                0       2,250,000            0         77,000
Director         2003  180,500     0        0                0       2,000,000            0              0
=============================================================================================================
Garth Barrett
TSG President    2001        0     0        0                0               0            0              0
                 2002   60,000     0        0                0               0            0              0
                 2003  120,000     0        0                0       2,250,000            0              0
=============================================================================================================
Frank Kavanaugh
Business         2001        0     0        0                0               0            0              0
Development,     2002   60,000     0        0                0         500,000            0         32,000
Director         2003  146,923     0        0                0         750,000            0              0
=============================================================================================================


(1)  Consists  of  consulting  fees  for  services  to  the  company.

EMPLOYMENT  AGREEMENTS  WITH  KEY  PERSONS

During the second quarter of 2003, we negotiated certain changes in employment agreements with certain of our executive officers:

Under a previous agreement dated June 20, 2002 and effective on July 1, 2002 we were to issue our CEO, Michael Watts, 2,250,000 restricted shares of common stock vesting immediately and delivered no later than one-year from the date of this agreement. In addition, he was to receive a warrant for 2,000,000 restricted shares of common stock, exercisable at $0.07 per share, vesting on the first and second anniversary dates of the agreement. Finally, he was to receive a warrant to purchase 10 shares of Registrant Series C preferred stock or its equivalent in our common stock. These issuances were modified by the board of directors to be grants, effective July 1, 2002, of 2,000,000 restricted shares of common stock, plus a warrant for 1,000,000 restricted shares of common stock at $0.07 a share vesting on June 20, 2003, plus a warrant for 1,000,000 restricted shares of common stock vesting on June 20, 2004.

                                       34


On April 1, 2003, we entered into an agreement with Frank Kavanaugh, our director of business development, for a salary, and a grant of 500,000 restricted shares of our common stock. Also, during June 2003, Mr. Kavanaugh was granted 750,000 restricted shares of common stock that were committed in June of 2002, for consulting services as interim general manager during the second and third quarters of 2002.

In connection with our restructuring, we entered into a verbal termination agreement with Madhava Rao Mankal in connection with his prior employment agreement. The agreement stipulates that he remain our chief financial officer until November 30, 2003 and then act as our consultant until December 31, 2003 at the same salary, without benefits, and receive a grant of 600,000 restricted shares of stock in September, 2003. On December 31, 2003 Mr. Mankal will be paid 90 days termination based on his annual rate of salary of $64,800. In June 2003, Mr. Mankal received 200,000 restricted shares of common stock for the first and second quarters of 2003 in connection with his employment contract dated March 17, 2003, and in September 2003 he received 600,000 restricted shares of common stock in connection with his termination agreement. The balance of any shares owed under his original employment agreement will be paid within 45 days of his employment termination.

DIRECTOR  COMPENSATION

Mr. Scott Ervin was awarded 600,000 shares in 2003 for services rendered during 2002 and 2003 as a director. The shares were valued at $42,000, using $0.07 per share for services rendered to the Company.

We currently reimburse Directors for travel expense associated with their work for the company and have agreed to establish a compensation plan to be submitted for approval by shareholders at our annual meeting in 2004.

STOCK  OPTION  PLANS

On September 30, 2003, we adopted a Directors and Consultants Retainer Stock Plan. A total of 5,000,000 shares can be issued under this plan and were registered under a Form S-8 registration statement filed with the Securities and Exchange Commission on November 7, 2003. The purpose of the plan is to enable us to attract and retain both employee and non-employee directors and consultants by paying their retainer or fees in the form of free trading shares of our common stock. As of March 31, 2004, a total of 4,000,000 shares have been issued or committed under the plan.


                           RELATED PARTY TRANSACTIONS
                           --------------------------

On September 30, 2002 the Series C shareholders agreed to amend and restate the Certificate of Designation of Series C Convertible Preferred for Sonic Jet Performance. Pursuant to the agreement and upon finalization of the amendment of the Series C documents, the stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: the holder of the shares of Series C Stock shall be entitled to such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series C Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Furthermore, the parties also agreed that each 10 shares of Series C stock shall be convertible into two percent of our common stock outstanding at the time of conversion.

                                       35


The Series B and C shareholders agreed to let us file a registration statement without including those shareholders in the registration statement as was their right under the original purchase instruments. The board of directors agreed to extend the mandatory conversion date of the Series B and C share to December 27, 2004 unless otherwise modified by mutual agreement.

As part of our purchase of TSG International, Inc. (which owns 100% of Technical Solutions Group, Inc.,) in July 2002, Ashford Capital, LLC, an advisor to the transaction and our shareholder, received shares equal to 10% of TSG International, Inc. in the form of a Series A preferred stock. An agreement was reached in April of 2003 under which Ashford Capital, LLC could exchange each shares of TSG International, Inc. Series A preferred stock for 50 shares of the Registrant's Series C preferred shares, by notifying us by October 15, 2003.

In September 2003, Ashford Capital, LLC and Mr. Watts reached an agreement under which the TSG Series A preferred shares and the rights associated with the Series A preferred shares were purchased by Mr. Watts in a private sale between the parties and the right to exchange the shares was assigned to Mr. Watts by Ashford Capital LLC. On October 12, 2003, we were notified of Mr. Watt's intention to exercise his option to exchange his TSG International, Inc. preferred stock for our Series C preferred stock. Under the terms of the agreement, Mr. Watts exchanged all his shares of TSG International, Inc. stock for 50 of our shares of Series C preferred stock effective October 15, 2003. As a result, we hold 100% of TSG International, Inc.

                           MARKET FOR OUR COMMON STOCK
                           ---------------------------

Our common stock is traded on the OTC Bulletin Board under the symbol "FRCP.OB." Our common stock began trading on the OTC Bulletin Board on December 29, 1998. Before our listing on the OTC Bulletin Board none of our securities were traded in the public market. Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock.


                High                Low
2001
First Quarter   $0.22              $0.05
Second Quarter  $0.17              $0.05
Third Quarter   $0.20              $0.04
Fourth Quarter  $0.07              $0.02

2002
First Quarter   $0.22              $0.08
Second Quarter  $0.42              $0.06
Third Quarter   $0.29              $0.07
Fourth Quarter  $0.25              $0.10

2003
First Quarter   $0.27              $0.10
Second Quarter  $0.21              $0.12
Third Quarter   $0.13              $0.07
Fourth Quarter  $0.11              $0.07

2004
First Quarter   $0.59              $0.07



                                       36


SHARE  HOLDERS

As of March 31, 2004, there were 408 shareholders of record of our common stock.

                           REPORTS TO SECURITY HOLDERS
                           ---------------------------

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission. Our reports and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington D.C. 20549. You can obtain information on the operations of the Public Reference Room by calling the SEC at
(800) SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to: Force Protection, Inc., 9801 Highway 78, #3 Ladson, South Carolina 29456. Our telephone number is (843) 740-7015.

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing financial information.

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  ND  MANAGEMENT
--------------------------------------------------------------------

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of March 31, 2004 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2002 fiscal year and (iv) all of our directors and current executive officers as a group:


                                       37


Name of                                                                             Number of Shares        Percentage
Beneficial Owner                                                                    Beneficially Owned (1)  Ownership (2)
----------------                                                                    ----------------------  -------------
Michael Watts (3). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                20,729,506        12.3%
Madhava Rao Mankal (4) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 1,920,936         1.3%
Tom Thebes (8) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,303,516          .9%*
Scott Ervin (5). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,168,516          .8%*
Frank Kavanaugh (6). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              37,923,675        20.0%
Gale Aguilar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       0           0%*
Ashford Capital, LLC (7) . . . . . . . . . . . . . . . . . . . . . . . . . . . .                37,923,675        20.0%

All directors and executive. . . . . . . . . . . . . . . . . . . . . . . . . . .                63,046,150        35.2%
officers as a group (6 persons)
* less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing percentage ownership of any other person.

(2) The shares of common stock outstanding as of March 31, 2004 are 151,454,698.

(3) Michael Watts' common stock holdings as of March 31, 2004 are 3,901,206 and he owns 50 Series C preferred shares convertible to 16,828,300 common shares. He purchased 564,706 common shares in 2002. Under the terms of his employment contract he received 2,250,000 common shares and has an option to purchase 2,000,000 common shares at 7 cents. He is the CEO and a director of the Company.

(4) Madhava Rao Mankal's common stock holdings as of March 31, 2004 are 1,335,067. His son Krishna Mankal has 282,353 from the conversion of 1 Series C preferred share, and his wife Sharada Mankal has 1 Series C preferred share that is convertible to 303,516 common shares. He is a director and the former CEO and CFO.

(5) Scott Ervin's common stock holdings as of March 31, 2004 are 865,000 common shares and 1 share of Series C he purchased, which is convertible into 303,516 shares of common stock. He is a director.

(6) Frank Kavanaugh's direct common stock holdings as of March 31, 2004 are 0. His indirect holdings are 37,923,675 as a principal in Ashford Capital, LLC (See
(7) below). Through Ashford Capital he indirectly owns 60,000 common shares and 10 shares of Series B preferred stock. He is non-executive Vice President of Business Development and a director.

(7) Ashford Capital, LLC's common stock holdings as of March 31, 2004 are 60,000 and they own 10 shares of Series B preferred stock which is convertible into 37,923,675 common shares as of March 31, 2004. The business address of Ashford Capital, LLC is 3419 Via Lido, #470, Newport Beach, CA 92663.

(8) Thomas Thebes' common stock holdings as of March 31, 2004 are 0 and 1 Series C preferred share convertible to 303,516 common shares. Under the terms of his employment contract he has an option exercisable in March of 2004 to purchase 1,000,000 shares at 7 cents. He is the CFO of the Company.


                                       38


                            DESCRIPTION OF SECURITIES
                            -------------------------

Our authorized capital stock consists of 300 million shares of common stock, and 10 million shares of preferred stock. The following is a summary of certain provisions of our common stock, preferred stock, Articles of Incorporation and bylaws.

COMMON  STOCK

As of March 31, 2004, there were 151,454,698 shares of common stock outstanding. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable. Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. There are no cumulative voting rights.

The holders of our common stock are entitled to share equally in dividends and other distributions that our board of directors may declare from time to time out of funds legally available for that purpose, if any, after the satisfaction of any prior rights and preferences of any outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and our obligations to holders of our outstanding preferred stock.

The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

PREFERRED  STOCK

As of March 31, 2003, there were 10 shares of Series B preferred stock outstanding. Each share is convertible into two percent of the shares of our common stock outstanding at the date of conversion. The shares shall convert at the earlier of the election of the holder, or December 27, 2004. The holder of the Series B preferred stock, has the right to vote, with the holders of common stock, on any matter to which the common stock holders are entitled to vote, the number of shares of common stock into which the Series B preferred stock is convertible. If we are liquidated, distribute our assets, dissolve or wind-up, the holders of Series B preferred stock shall receive the greater of (i) $2,500 per share of Series B preferred stock they hold at the time of such Liquidation, or (ii) their pro rata share of the total value of our assets and funds to be distributed, assuming the Series B preferred stock is converted to common stock.

As of March 31, 2004, there were 111 shares of series C preferred stock outstanding, each share converts into .2% of the outstanding shares at the time of conversion. The Series C shareholders are subject to a mandatory conversion on December 27, 2004 unless the terms are modified by mutual agreement of the parties. In the event of a liquidation, the holders of Series C preferred stock shall be entitled to receive one hundred and fifty percent of the amount of consideration paid for the Series C preferred stock, after which time the holders of Series B preferred stock and Series C preferred stock shall participate in such liquidation, on a pro rata basis, based on the number of shares of the common stock into which the Series B preferred stock and the Series C preferred stock are convertible at the time of the liquidation. The
Series C preferred stock was modified to allow voting rights equal to their underlying shares at the time of the vote.

Our board of directors has the authority to issue additional shares of preferred stock in one or more series, and fix for each series, the designation of, and number of shares to be included in, each such series. Our board of directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of the shares of each such series.

Unless our board of directors provides otherwise, the shares of all series of preferred stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Any issuance by us of shares of our preferred stock may have the effect of delaying, deferring or preventing a change of our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

                                       39


                                LEGAL PROCEEDINGS
                                -----------------

On June 26, 2003 Albert Mardikian, a company shareholder and holder of certain designs and components, filed a complaint against us in the Orange Country Superior Court. The complaint alleges breach of contract of the license agreement dated December 27, 2001 between Mr. Mardikian, Mardikian Marine Design, and us. The complaint further alleges breach of an employment and agency agreement between us and Mr. Mardikian, and fraud, conversion and unfair competition. We have filed an answer denying these allegations, and on July 28, 2003 filed a cross-complaint against Mr. Mardikian and Mardikian Marine Design. While we believe that the matter will be resolved in our favor, this case is in the early stages of litigation and we can not accurately predict the outcome. If we receive an unfavorable ruling, there is a possibility of a material adverse impact of money damages on our financial condition, results of operations, or liquidity of the period in which the ruling occurs, or future periods.

A potential liability from the discontinued boat operation exists. There is a lawsuit pending in Texas seeking $42,495 and legal fees. The claim has arises over charges of vessel defects, specifically the motor supports creating hull damage.

On September 4, 2003 the Commonwealth of Pennsylvania, Pennsylvania Securities Commission issued a summary order to Cease and Desist pertaining to the Private Placement Memorandum. A Sonic Jet representative sent a packet of disclosure materials to a non-accredited investor under Section 501 of Regulation D.

On March 25, 2004 the Division of Securities - Utah has asked for an Order to Show Cause pertaining to the Private Placement Memorandum. The claim states that a broker-dealer engaged as an unlicensed agent. We believe the matter can be settled and is not material.

We are not aware of any other material litigation or potential litigation affecting us or our assets or any of our subsidiaries.

                                  LEGAL MATTERS
                                  -------------

The legality of our shares of common stock being offered hereby is being passed upon by Amy Trombly, Esq. Ms. Trombly will not receive a direct or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our company. Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

                                     EXPERTS
                                     -------

The financial statements included in this prospectus, have been audited by Michael Johnson & Co, LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Michael Johnson & Co, LLC has no direct or indirect interest in us, nor were they a promoter or underwriter.

                             ADDITIONAL INFORMATION
                             ----------------------

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and the Units, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

                                       40


Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                              FINANCIAL STATEMENTS

REPORT  OF  INDEPENDENT  AUDITORS:


Michael  Johnson  &  Co.,  LLC.
9175  Kenyon  Ave.,  #100
Denver,  CO  80237
Phone:  303-796-0099
Fax:  303-796-0137


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Force Protection, Inc. and subsidiary


We have audited the accompanying consolidated balance sheets of Force Protection, Inc., and subsidiary (formerly known as Sonic Jet Performance, Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flow for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Force Protection, Inc, and subsidiary, at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and its difficulties in generating sufficient cash flow to meet its obligation and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/  Michael  Johnson  &  Co.,  LLC
Michael  Johnson  &  Co.,  LLC
Denver,  Colorado
March  2,  2004

                                 FORCE PROTECTION INC. AND SUBSIDIARY
                                     CONSOLIDATED BALANCE SHEETS
                         For the Period ending DECEMBER 31 2003, 2002 and 2001



                                 2003                        2002                         2001
                           -----------------       -----------------            -----------------

ASSETS

Current Assets:
Cash                               $278,777                $144,476                      $42,760
Restricted cash                                                   -                      201,004
Accounts receivable                 144,932                 166,242                        9,500
Inventories                         827,337                 186,463                      363,971
Other current assets                 60,000                 146,874                        7,731
                            -----------------       -----------------            -----------------
  Total Current Assets            1,311,046                 644,055                      624,966
                            -----------------       -----------------            -----------------

Property and equipment, net         309,068                 336,523                    1,221,313
                            -----------------       -----------------            -----------------

Other Assets:
Licensing rights                                            200,000                      267,500
Goodwill                                  -               1,434,873
                             ---------------       -----------------            -----------------
  Total Other Assets                      -               1,634,873                      267,500
                             ----------------      -----------------            -----------------

TOTAL ASSETS                     $1,620,114              $2,615,451                   $2,113,779
                             ----------------      =================            =================



   The accompanying notes are an integral part of these financial statements.


                            FORCE PROTECTION INC. AND SUBSIDIARY
                                     CONSOLIDATED BALANCE SHEETS
                         For the Period ending DECEMBER 31 2003, 2002 and 2001




                                                2003                   2002                     2001
                                             ------------        ----------------          ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Account payable                                $715,066                  $873,544               $458,416
Accrued payroll taxes                            13,826                    38,690                 70,936
Other accrued liabilities                       197,469                   122,867                172,329
Current portion of capitalized
     lease obligations                                                      -                     12,236
Loans payable                                   536,162                    56,807                      -
General reserve                                                           424,947                224,947
Deferred Revenue                                209,175
                                             -------------        ----------------        ----------------
 Total Current Liabilities                    1,671,698                 1,516,855                938,864
                                             -------------        ----------------        ----------------

Long-term debt:
Long-term accrued liabilities                   176,961                   227,414                   -
Note payable - long-term                         32,461                    67,732                   -
                                             -------------         ----------------        ----------------
  Total long-term                               209,422                   295,146                    -
                                             -------------         ----------------        ----------------

TOTAL LIABILITIES                             1,881,120                  1,812,001                938,864
                                             -------------         ----------------         ----------------


Shareholders' equity:
Preferred stock: no par value, 10,000,000
  shares authorized, issued and outstanding
   Series A convertible preferred stock
   no share issued and outstanding                       -                     -                        -
   Series B convertible preferred stock,
    1 share issued and outstanding                  25,000                 25,000                  25,000
   Series C convertible preferred stock,
   issued and outstanding,
   34 and 5 shares respectively                  1,294,000                340,000                  50,000
Common stock, no par value, 300,000,000
  shares authorized, issued and outstanding
 122,280,238 and 29,016,461 respectively        19,403,349             15,985,256              12,015,715
Warrants                                           689,726                692,226                      -
Shares committed to be issued                       30,924                143,350                  93,205
Accumulated deficit                            (21,704,005)           (16,382,382)            (11,009,005)
                                             ---------------       ----------------         ----------------
  Total stockholders' equity                      (261,006)               803,450               1,174,915
                                             ---------------       ----------------         ----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $1,620,114             $2,615,451              $2,113,779
                                             ================      ================         ================


   The accompanying notes are an integral part of these financial statements.





                        FORCE PROTECTION INC. AND SUBSIDIARY
                                CONSOLIDATED INCOME STATEMENT
                     For the Period ending DECEMBER 31 2003, 2002 and 2001
                                        (in dollars)

                                      2003                      2002                         2001
                                   --------------     ------------------            ----------------
NET SALES                           $6,247,285               $2,606,634                  $1,199,047

COST OF SALES                        4,442,418                1,877,495                     896,084
                                   --------------     ------------------            ----------------

GROSS PROFIT                         1,804,867                  729,139                     302,963
                                   --------------     ------------------            ----------------


OPERATING EXPENSES:
General and administrative           2,095,339               4,704,249                   1,501,864
Impairment losses - goodwill         1,917,747               1,400,000                           -
                                    ------------     ------------------            ----------------
  Total Operating Expenses           4,013,086               6,104,249                   1,501,864
                                    ------------     ------------------            ----------------


Loss from operations                (2,208,219)             (5,375,110)                 (1,198,901)
                                    ------------     ------------------            ----------------
OTHER INCOME (EXPENSE):
Interest income                               -                  3,227                       7,056
Other income                             41,668                 41,435                     172,258
Interest expense                       (222,894)               (42,929)                    (24,938)
Extraordinary loss                                                    -                   (393,293)
                                    ------------     ------------------            ----------------
  Total Other Income (Expenses)        (181,226)                 1,733                    (238,917)
                                    ------------     ------------------            ----------------


NET LOSS                            $(2,389,445)           $(5,373,377)                $(1,437,818)
                                    ============      ==================            ================

Loss from Discontinued Operations   $(2,932,179)                    -                            -


Net Loss                            $(5,321,623)           $(5,373,377)                $(1,437,818)
                                    =============     ==================           =================

Basic loss per common share              $(.054)              $(0.13)                     $(0.08)
                                    -------------     ------------------            ----------------
Diluted loss per common share            $(.028)              $(0.09)                     $(0.07)
                                    -------------     ------------------            ----------------

Weighted-average shares used to compute:
Basic loss per share                 98,221,830             40,697,802                  15,847,263
                                     -------------     ------------------            ----------------
Diluted loss per share              186,760,559             61,421,885                  23,816,716
                                     -------------     ------------------            ----------------

   The accompanying notes are an integral part of these financial statements.


                    FORCE PROTECTION INC. AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      For the year ended December 31,2003

                                                                                     Additional
                               Preferred Stock               Common Stock             Paid-In
                            Shares        Amount         Shares         Amount        Capital        Warrants
                           ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 1999     1,600    $1,500,000     12,676,000      3,618,194      $272,000       $316,026

Issuance of common stock for
 cash                              -              -       348,767        710,583             -              -
Capital changes due to debt
 financing                         -              -              -              -      826,000        708,601
Cumulative translation adjustment  -              -              -              -            -              -
Net loss                           -              -              -              -            -              -
                           ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2000     1,600     1,500,000     13,024,767      4,328,777      1,098,000     1,024,627
                           ----------  -------------  -------------  -------------  -------------  -------------
Issuance of common stock for
 services                          -              -     4,841,969      6,186,938     (1,098,000)   (1,024,627)
Conversion of preferred stock
  into common stock           (1,600)   (1,500,000)     1,467,200      1,500,000
Issuance of preferred stock        6        75,000              -              -              -              -
Cumulative translation adjustments -             -              -              -              -              -
Net loss                           -             -              -              -              -              -
                           ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2001         6        75,000     19,333,936     12,015,715              -              -
                           ----------  -------------  -------------  -------------  -------------  -------------
Issuance of common stock for
 services                          -             -     47,086,879      3,858,083              -              -
Issuance of preferred stock       31       310,000              -              -              -              -
Conversion of preferred stock
 into common stock                (2)      (20,000)       564,706         20,000              -              -
Beneficial conversion feature      -             -              -              -              -       692,226
Stock issued in lieu of debt       -             -      4,572,897         91,458              -              -
Net loss                           -             -              -              -              -              -
                           ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2002        35      $365,000     71,558,418    $15,985,256             $-      $692,226
                           ==========  =============  =============  =============  =============  =============
Issuance of common stock for
 services                          -              -     7,319,836        284,884              -              -
Issuance of preferred stock       98       990,000              -              -              -              -
Issuance of common stock for
 cash                                                  42,151,984      3,045,709
Conversion of preferred stock
 into common stock                                              -              -              -              -
Beneficial conversion feature     (3)      (36,000)             -              -              -        (2,500)
Stock issued in lieu of debt       -              -     1,250,000         87,500              -              -
Net loss                           -              -             -              -              -              -
                           ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2003       130    $1,319,000    122,280,238     19,403,349             $-      $689,726
                           ==========  =============  =============  =============  =============  =============


   The accompanying notes are an integral part of these financial statements.



                          FORCE PROTECTION INC. AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY      Continued
                              For the year ended December 31,2003

                                                        Accumulated
                                            Shares       Other
                                           Committed   Comprehensive  Accumulated
                                          to be issued   Income        Deficit          Total
                                          -----------  -----------  ---------------  ------------

Balance, December 31, 1999                  $799,455      $(4,943)     $(2,132,207)   $4,368,525
                                                                                               -
Issuance of common stock for                                                                   -
 cash                                       (655,583)           -                -        55,000
Capital changes due to debt
 financing                                         -            -                -     1,534,601
Cumulative translation adjustment                  -       25,273                -        25,273
Net loss                                           -            -       (7,458,046)   (7,458,046)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2000                   143,872       20,330       (9,590,253)   (1,474,647)
                                          -----------  -----------  ---------------  ------------
Issuance of common stock for
 services                                    (50,667)     (20,330)          20,332     4,013,646
Conversion of preferred stock
  into common stock                                                                            -
Issuance of preferred stock                        -            -                -        75,000
Cumulative translation adjustments                 -            -           (1,266)       (1,266)
Net loss                                           -            -       (1,437,818)   (1,437,818)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2001                    93,205            -      (11,491,879)    1,174,915
                                          -----------  -----------  ---------------  ------------
Issuance of common stock for
 services                                     50,145            -                -     3,908,228
Issuance of preferred stock                        -            -                -       310,000
Conversion of preferred stock
 into common stock                                 -            -                -             -
Beneficial conversion feature                      -            -                -       692,226
Stock issued in lieu of debt                       -            -                -        91,458
Net loss                                           -            -       (5,373,377)   (5,373,377)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2002                  $143,350          $-     $ (16,382,382)    $ 803,450
                                          ===========  ===========  ===============  ============
Issuance of common stock for
 services                                   (112,426)           -                -       172,458
Issuance of common stock for
 cash                                              -            -                -     3,045,709
Issuance of preferred stock                        -            -                -       990,000
Conversion of preferred stock
 into common stock                                 -            -                -             -
Beneficial conversion feature                      -            -                -       (38,500)
Stock issued in lieu of debt                       -            -                -        87,500
Net loss                                           -            -       (5,321,623)   (5,321,623)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2003                  $ 30,924          $-     $ (19,644,292)   $ (261,006)
                                          ===========  ===========  ===============  ============
   The accompanying notes are an integral part of these financial statements.





                              FORCE PROTECTION INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31, 2003 AND 2002


                                                            2003                2002                2001
                                                         ------------     --------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                 $( 2,389,445)    $(5,373,377)        $(1,437,818)
 Loss from discontinued operations                          (2,932,179)
 Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
    Depreciation and amortization                             (343,511)        245,807             141,314
    Royalty                                                                     60,000                   -
    Goodwill Impairment                                      1,917,747       1,400,000                   -
    Restructuring Expense                                     (224,947)              -                   -
    Deferred Revenue                                           209,175               -                   -
Write off of molds and tools on discontinued product             -           1,020,000                   -
    Write off investment in Dalian Sonic Jet Co., Ltd                                -              393,292
    Provision for China inventory and assets                                   368,492                   -
    Common stock issued for services                           284,884         528,834               96,080
    Common stock committed for services                                              -               93,205
    Stock issued in lieu of debt                                87,500         (74,311)            (164,335)
    Write down of assets                                                     1,400,000
    Bad debts                                                  (57,950)         36,500              152,970
    Beneficial conversion feature - warrants                    (2,500)        692,226              100,000
   Change in assets and liabilities:
     Decrease (increase) in accounts receivable                 64,528        (206,650)              36,261
     Decrease (increase) in other receivable                    27,714               -               (4,281)
     Decrease (increase) in inventories                       (640,874)       (150,411)             205,069
     Decrease (increase) in due from related parties                                 -              (32,084)
     Decrease (increase) in other current assets               (54,000)       (139,143)
     Increase (decrease) in accounts payable                  (173,598)        125,557              430,546
     Increase (decrease) in accrued payroll taxes              (24,864)        (32,246)               2,450
     Increase (decrease) from customers                                         50,000                    -
     Increase (decrease) in other accrued liabilities         (119,160)        (49,462)            (138,940)
                                                             -----------   ------------        ----------------
NET CASH USED IN OPERATING ACTIVITIES                       (4,371,480)     (1,498,184)            (120,408)
                                                             -----------   ------------        ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Restriced cash                                                              201,004                2,116
   Purchase of property and equipment                          (60,713)              -               (2,645)
   Proceeds from sale of assets                                294,862               -                    -
   Investment in Technical Solutions Group                     (21,546)       (505,000)                   -
                                                            -----------   -------------        ---------------
NET CASH USED IN INVESTING ACTIVITIES                          212,603        (303,996)                (529)
                                                            -----------   -------------        ---------------

   The accompanying notes are an integral part of these financial statements.




                                FORCE PROTECTION INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                YEAR ENDED DECEMBER 31, 2003 AND 2002


                                                          2003                2002                       2001
                                                     -----------      ---------------            ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from convertible debt - related party                                   -                    125,000
  Proceeds from (payments on) capitalized lease                               (12,236)                   (1,432)
  Issuance of common stock, net                       3,045,709             1,425,825                         -
  Issuance of preferred stock, net                      954,000               290,000                         -
  Proceeds from stock commitment                       (112,426)              143,500                         -
  Proceeds from loans                                   405,895                56,807                         -
                                                     -----------      ---------------            ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES             4,293,178             1,903,896                    123,568
                                                     -----------      ---------------            ---------------

NET (DECREASE) INCREASE IN CASH                         134,301               101,716                      2,631

CASH - beginning of period                              144,476                42,760                     40,129
                                                     ------------     ---------------            ---------------

CASH - end of period                                  $ 278,777             $ 144,476                   $ 42,760

                                                     ============     ===============            ===============




SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

 Interest paid (includes factoring)                    $322,992              $  8,184                   $ 24,937
                                                     ============     ===============            ===============
 Income taxes paid                                         $  0              $    800                   $    800
                                                     ============     ===============            ===============


Supplemental schedule of non-cash investing and financing activities:

During  the  year  ended  December  31,  2003,  the  Company  issued
4,019,836  restricted  shares  of  common  stock  valued  at  $297,134 in  connection  with  settlement  agreements  and  outstanding
debts  owed  by  the  Company  under  various  loan  agreements.                   $  297,134

During  the  year  ended  December  31,  2002,  the  Company  issued
9,972,020  restricted  shares  of  common  stock  valued  at  $963,626 in  connection  with  the  settlement  agreement  of  all  outstanding
debts  owed  by  the  Company  under  various  loan  agreements.                   $  963,626

During  the  year  ended  December  31,  2001,  the  Company  issued
6,309,169  restricted  shares  of  common  stock  valued  at  $6,044,961 in  connection  with  the  settlement  agreement  of  all  outstanding debt  owed  by  the  Company  under  loan  agreements,  agreement between  the  Company  and  Plaintiffs  in  "Wrongful  death  case"  and
 outstanding  amounts  owed  to  employee  and  other  expenses.                   $    6,044
During  the  year  ended  December  31,  2001,  the  Company  recorded
$93,205  for  settlement  with  employees  and  consultants  by committing  to  issue  shares,  which  represents  the  Company's
committed-to-issue  1,656,695  shares  of  common  stock.                          $   93,205


During  the  year  ended  December  31,  2002,  the  Company  issued
6,000,000  restricted  shares  of  common  stock  valued  at  $1,200,000
in  connection  with  the  acquisition  of  Technical  Solutions  Group,  Inc.     $1,200,000

Cash from investing and financing activities exclude the effect of the acquisition of real property through the assumption of debt.


   The  accompanying  notes  are  an  integral  part  of  these  financial  statements.





                  FORCE PROTECTION INC. AND SUBSIDIARY
                  STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
                  For the period ending December 31, 2003
                              (in dollars)

Net Income                              $(5,321,623)
Other Comprehensive Income,
   Net of tax                                 -
                                     ---------------
Comprehensive Income                    $(5,321,623)

The accompanying notes are an integral part of these financial statements.




                             FORCE PROTECTION, INC.
                     (FORMERLY SONIC JET PERFORMANCE, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

NATURE  OF  THE  BUSINESS:

Force Protection, Inc. (the "Company) designs, manufactures and markets mine and blast protected vehicles.

GENERAL  STATEMENT

The Securities and Exchange Commission has issued Financial Reporting release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," or FRR 60, suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our financial statements.

As a general rule, financial information is accounted for and based on cost, not current market value. Revenues and gains should be matched using the accrual method with the expenses giving rise to the revenues and gains to determine earnings for the period. Expenses are necessarily incurred to produce revenue. Expenses are then "matched" in the same accounting period against the revenue generated. Revenues are recognized when they are earned and expenses are recognized  in  the  same  period  as  the  related revenue (matching or using a systematic and rational allocation or expensing in the period in which they expire), not necessarily in the period in which the cash is received or expended
by  the  company.   Other  areas  include:

PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of Force Protection, Inc., and Technical Solution Group, Inc. for the year ended December 31, 2003. All inter-company balances and transactions are eliminated in consolidation.

GOING  CONCERN

The accompanying consolidated financial statements have been prepare on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2003 the Company incurred losses of $5,321,623 and its current liabilities exceed its current assets by $360,652.

Realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, obtaining additional financing, and the success of its future operations.

Due to the nature of the business it is uncertain whether we will receive orders impeding our cash situation and our ability to pay creditors.

COMPREHENSIVE  INCOME  (LOSS)

Comprehensive loss is equal to net loss for the years ended December 31, 2000, 2001, 2002 and 2003.

CASH  EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of United States government securities.

INVENTORIES

Inventories are stated at the lower of cost or market. The cost is determined under the first-in-first-out method base (FIFO) valuation method.

PROPERTY,  PLANT  AND  EQUIPMENT

Property and equipment are stated at cost or at the value of the operating agreement. Additions and improvements are capitalized; these include all material, labor and engineering cost to design, install or improve the asset.
Routine repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                  Building  and  improvements                        20  years
                  Furniture  and  fixtures                            7  years
                  Machinery  and  equipment                           7  years
                  Tooling  and  molds                                 7  years
                  Vehicles                                          7  years

IMPAIRMENT  OF  LONG-LIVED  ASSETS

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of the asset.

GOODWILL

Under SFAS No. 142. Goodwill and other Intangible Assets, all goodwill amortization ceased effective Jan.1, 2002. Rather, goodwill is now subject to only impairment reviews. A fair-value based test is applied at the reporting
level.  This  test  requires  various  judgments  and  estimates.   A  goodwill
impairment loss will be recorded for any goodwill that is determined to be impaired. Goodwill is tested for impairment at least annually.

Goodwill, which represents the excess of purchase price over fair value of net assets, acquired in the acquisition of Technical Solutions Group, Inc. in June 2002. The Company follows SFAS 142, Goodwill and Intangible Assets, which requires the Company to test goodwill for potential impairment annually. When the carrying value exceeds fair value, the impairment is the difference between the carrying value of goodwill and the implied value. The implied value of goodwill is the difference between the fair value for the unit as a whole and the value of individual assets and liabilities using as "as-if" purchase price.

FOREIGN  CURRENCY  TRANSACTION

Assets and liabilities in foreign currencies are translated at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at the exchange rate prevailing at the transaction date, and the resulting gains and losses are reflected in the statements of operations. Gains and losses arising from translation of a subsidiary's foreign currency financial statements are shown as a component of stockholders' equity (deficit) as accumulated comprehensive income (loss).

INCOME  TAXES

The Company uses the asset and liability method of accounting for income taxes. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates in effect for periods in which the difference between the book value and the tax bases of assets and liabilities are scheduled to reverse. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws or rates. Because the Company has incurred losses from operations, no benefit is realized for the tax effect of the net operating loss carry-forward due to the uncertainty of its realization.

LOSS  PER  SHARE

The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE  RECOGNITION

The Company's revenues are derived principally from the sale of blast and mine-protected vehicles. Revenue from products and services are recognized at the time goods are shipped or services are provided to the customer, with an appropriate provision for returns and allowances. The estimated sales value of performance under fixed-price and fixed-price incentive contracts in process is recognized under the percentage-of-completion method of accounting in which the
estimated        sales  value  is determined on the basis of physical completion to date (the total contract amount multiplied by percent of performance to date less sales value recognized in previous periods) and cost (including general and administrative) are expensed as incurred. It is our policy to not recognize revenue until customer acceptance and shipment to the customer. All advance payments are treated as "deferred revenue".

RESEARCH  AND  DEVELOPMENT

We  expense  research  and  development  cost  as  incurred.

INTERNAL  CONTROLS

TSG is a relatively new company with limited staff resources. Internal controls have been put in place and are evolving as the company grows.

NOTE  2  -  FINANCIAL  STATEMENTS

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company balances, transactions, and stockholdings have been eliminated.

NOTE  3  -  INVENTORIES

Inventories  at  December  31,  2003  consisted  of  the  following:


Raw materials and supplies  $100,217
Work in process. . . . . .   674,419
Finished goods - Demo. . .    52,701
Finished Goods . . . . . .         0
Less: Provision. . . . . .         0


Total Inventories. . . . .  $827,337


NOTE  4  -  PROPERTY  AND  EQUIPMENT

Property  and  equipment  at  December  31,  2003  consisted  of  the following:


Furniture and fixtures               $125,074
=============================
Machinery and equipment              307,490
Tooling - new products                     -
Design rights                              -
Vehicles                                 500
Demo vehicles                        192,530
Less depreciation and amortization  (316,526)
Total property and equipment        $309,068
-----------------------------

Depreciation  expense  for  the  year  ended  December  31,  2003 was $ 104,334.

NOTE  5  -  COMMITMENTS  AND  CONTINGENCIES

LEASES

On October 10, 2003, TSG entered into a lease agreement with Intertech Group, Inc. to lease 86,000 square feet of manufacturing and administrative space and transfer the Company's executive offices at the end of October, 2003 to new facilities at 9801 Highway 78, Building No. 3, Ladson, South Carolina. The term of the lease is five years starting October 15, 2003, with an option to renew for another five years. The space substantially increases the Company's ability to qualify for and fulfill larger contracts for its mine-protected vehicles. Annual rent is $215,000 for the first year plus utilities, taxes and maintenance, and $258,000 base rental for the next four years. The prior landlord has agreed to terminate its lease at the Company's prior headquarters located at 2031 Avenue B, Building 44, North Charleston, South Carolina, in exchange for payment of rent at this prior facility through November 30, 2003.

The Company has terminated its month-to-month lease in Stanton, California and transferred its headquarters to Ladson, South Carolina. Additionally, the month-to-month warehouse lease in Riverside, California was terminated with no penalty to the Company. The Company has no remaining obligations under the terminations. The Company's wholly owned subsidiary in China has been dissolved. The Company has no ongoing obligations in Nanning, China.

ROYALTY/LICENSING  AGREEMENTS

On December 27, 2001, the Company entered into a new license agreement covering the design and other rights, with Mardikian Marine Design, an entity that includes two of the Company's larger shareholders, and a principal of the holder of the Company's Series B preferred stock. The Company paid all outstanding obligations under the agreement for 2002 in the first quarter of 2003; in addition the Company paid all outstanding obligations under the agreement through June 2003. The remaining obligation under the agreement remain in dispute and is the subject of a claim by a member of Mardikian Marine Design and a counter suit against a member of Mardikian Marine Design. One of the principals of Mardikian Marine Design has informed the Company of his intention to revoke the licensing agreement to the Company and has filed a lawsuit against the Company (discussed in Part 1, Item 3 of this Form 10-KSB).

NOTE  6  -  STOCK  COMPENSATION  PLAN

On September 30, 2003, the Company adopted a Directors and Consultants Retainer Stock Plan. A total of 5,000,000 shares can be issued under this plan and were registered under a Form S-8 registration statement filed with the Securities and Exchange Commission on November 7, 2003, and declared effective on that date. The purposes of the plan are to enable the Company to promote the interests of the Company and its shareholders by attracting and retaining both employee and non-employee directors and consultants by paying their retainer or fees in the form of free trading shares of the Company's common stock. No shares have yet been issued under this plan.

The Company's July 2000 Employee Stock Compensation Plan provides for the granting of stock options to employees and certain consultants of the Company. A total of 2,000,000 shares of common stock have been reserved for issuance upon exercise of options granted under the plan. Securities authorized for issuance under equity compensation plans:



                           Number of                       Number of
                           securities to                   Securities
                           be issued upon  Weighted        remaining
                           exercise of     average         available
                           outstanding     exercise price  outstanding
Plan Category              options         of for future   options
-------------------------  --------------  --------------  -----------
Equity compensation plans
approved by security
holders . . . . . . . . .   (a) 1,987,829       (b) $0.11   (c) 12,171
-------------------------  --------------  --------------  -----------
Equity compensation plans
not approved by security
holders . . . . . . . . .             ---            ---           ---
-------------------------  --------------  --------------  -----------
Total:. . . . . . . . . .   (a) 1,987,829       (b) $0.11   (c) 12,171
-------------------------  ==============  ==============  ===========

NOTE  7  -  SALE  OF  ASSETS

Effective July 1, 2003 and modified on September 15, 2003, the Company transferred the sales activity and right to use the Stanton, California facility, and transferred certain boat assets of the fire and rescue operations to its subsidiary, Rockwell Power Systems Inc. ("RPSI"). The Company then agreed to accept shares from Xtreme Companies, a public traded company trading under the symbol XTRI.OB on the Bulletin Board. Under the agreement, Force
Protection agreed to distribute the shares it received to its shareholders of record on December 5, 2003. In addition Force Protection is to receive $500,000 in preferred Series A stock of Xtreme for a list of tangible and intangible assets included as part of the original asset sale agreement.

NOTE  8  -  OTHER  TRANSACTIONS

RIGHTS  OF  SERIES  B  AND  SERIES  C  PREFERRED  SHAREHOLDERS.

Under the original agreements for Series B and Series C preferred shares, the conversion rights were extended to December 27, 2004 from the previous mandatory conversion of December 27, 2003. The extension was agreed to in exchange for waiving the time provisions for the filing of the registration statement by the registrant.

CAPITAL  STOCK  TRANSACTIONS

During the nine months ended September 30, 2003, two restricted shares of Series C preferred stock were redeemed, ten shares were issued to Garth Barrett, an employee, two shares to Russell Miller, a consultant advising on strategic issues, and one share was committed to Scott Ervin, a director of the company, in exchange for a loan of $50,000 to the Company, leaving a balance of 45 shares of Series C preferred stock outstanding and committed at September 30, 2003.

The Company issued to Scott Ervin, a director, as compensation in such capacity, restricted shares of common totaling 250,000 in the third quarter 2003.

During the three months and nine months ended September 30, 2003, the Company issued or committed to be issued 195,085 and 3,300,000 restricted shares of common stock, respectively, to five companies and individuals (Regent Capital West, Albert Mardikian, Ashford Capital LLC., R. James Consulting, and Harrison Douglas, Inc.) in connection with compensation under the private placement being conducted by the Company.

During the three months and nine months ended September 30, 2003, the Company sold a total of 2,245,000 and 25,924,000 restricted shares of common stock and warrants, respectively, to investors pursuant to its private placement memorandum, generating net proceeds of $88,981 and $1,299,900 respectively, pursuant to the sale of common stock units. Each common stock unit consists of
(a) 50 restricted shares of common stock of the Company, (b) one warrant to purchase 25 restricted shares of common stock of the Company at an exercise price of $0.20 per share, and (c) one warrant to purchase 25 restricted shares of common stock, at an exercise price of $0.30 per share (which was subsequently reduced to $0.01 per share, of which all warrants were exercised).

EMPLOYMENT  AGREEMENTS.

During the second quarter of 2003, the Company negotiated certain changes in employment agreements with certain of its officers.

Under a previous agreement, the Company was to issue Mr. Watts a warrant for 2,000,000 restricted shares of common stock at $0.07 a share with full vesting rights as of July 1, 2002, plus a warrant for 1,000,000 restricted shares of common stock at $0.07 a share vesting on the June 30, 2003, plus a warrant for 1,000,000 restricted shares of common stock at $0.07 a share vesting on June 30, 2004, plus 10 shares of Series "C" preferred or the equivalent in common shares. These issuances were modified to be grants, effective July 1, 2002, of 2,000,000 shares of S8 common stock, plus a warrant for 1,000,000 S8 shares of common stock at $0.07 exercisable on June 20, 2003, plus a warrant for 1,000,000 S8 shares of common stock exercisable on June 20, 2004.

Garth Barrett is to receive a salary plus a grant of 10 shares of series "C" preferred stock.

On April 1, 2003, the Company entered into an agreement with Frank Kavanaugh, the Company's director of business development, for a salary, and a grant of 500,000 restricted shares of the Company's common stock. Also, during June 2003, Mr. Kavanaugh was granted 750,000 restricted shares of common stock that were committed in June of 2002, for consulting services as interim general manager during the second and third quarters of 2002.

In connection with the restructuring of the Company, it entered into a verbal termination agreement with Madhava Rao Mankal. The agreement stipulates that he will assist the Company as a consultant for 90 days beginning October 1, 2003 at the same salary, without benefits, and receive a grant of 600,000 restricted shares of stock in September, 2003. On December 31, 2003 Mr. Mankal will be paid 90 days termination based on his annual rate of salary of $64,800. In June 2003, Mr. Mankal received 200,000 restricted shares of common stock for the first and second quarters of 2003 in connection with his employment contract dated March 17, 2003, and in September 2003 he received 600,000 restricted shares of common stock in connection with his termination agreement.

During the third quarter of 2003, the Company also negotiated a termination agreement with Hratch Khedesian, the Company's former production manager. Mr. Khedesian received 660,000 restricted shares of common stock in 2003 in connection with his employment contract dated January 2, 2002 and termination agreement. In addition Mr. Khedesian will receive future payments totaling $58,000 over the next two years. Executive officer compensation is subject to review on a periodic basis by the board of directors.

ACQUISITION  OF  TSG  INTERNATIONAL,  INC.

As part of the purchase of TSG International, Inc. (which owns 100% of Technical Solutions Group, Inc.,) in July 2002 (see 2002 Form 10-KSB), Ashford Capital, LLC, an advisor to the transaction and a shareholder of the Company, received shares equal to 10% of TSG International, Inc. in the form of a Series A preferred stock. An agreement was reached in April of 2003 under which Ashford Capital, LLC could exchange each shares of TSG International, Inc. Series A preferred stock for 50 shares of the Company's Series C preferred shares, by **notifying the Company by October 15, 2003.

In September 2003, Ashford Capital, LLC and the Company's CEO, Michael Watts, reached an agreement under which the TSG Series A preferred shares and the rights associated with the Series A preferred shares were purchased by Mr. Watts in a private sale between the parties. On October 12, 2003, the Company was notified of Ashford Capital, LLC's intention to exercise its option to exchange its TSG International, Inc. preferred stock for the Company's Series C preferred stock. Under the terms of the agreement, Mr. Watts will exchange each share of his TSG International, Inc. stock for 50 shares of Company Series C preferred stock effective October 15, 2003. As a result, the Company will hold 100% of TSG International, Inc.

REDEMPTION  OF  SERIES  C  PREFERRED  STOCK

Under the terms of the Series C preferred stock, as reflected in an amended Certificate of Designation, shareholders could redeem each preferred share for $12,000 after a certain date. Under these terms, Noriaki Sasaki notified the Company of his request to redeem 10 shares of the Series C preferred stock at a schedule to be provided by the Company. The Company has agreed to a redemption schedule and has redeemed 2 of the 10 shares. The remaining 8 shares should be redeemed by January 2004. Subsequently, the remaining Series C shareholders have waived the redemption rights in return for an extension of the mandatory conversion dates (see 2002 Form 10-KSB).

NOTE  9  -  INCOME  TAXES

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows as of December 31, 2002:



Deferred tax assets:
Net operating loss carry forwards                     $11,954,500
Future deduction for intangible assets                  1,612,013
Future deduction for reserves & others                  1,880,682
Less valuation allowance                              (15,447,195)
                                                      ------------

        Net deferred tax assets                       $         -
                                                      ============



Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2002, the Company had net operating loss carry forwards of approximately $11,954,500 for federal and state income tax purposes. These carry forwards, if not utilized to offset taxable income begin to expire in 2007. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar stat provisions. The annual limitation could result in the expiration of the net loss before utilization.

NOTE  10  DISCONTINUED  OPERATIONS

Discontinued operations follows SFAS no. 144. The loss from discontinued operations consist of impairment loss, the loss or gain from actual operations, and the gain/loss on the disposal of assets. All these accounts are included in discontinued operations in the period in which they occur.

On October 1, 2003, Force Protection discontinued operations of its boat division from its ongoing operations as the result of the asset disposal. Force Protection does not have any continuing involvement in the operations after the disposal.

We anticipate "subsequent adjustments" in 2004 for settlement of employee severance and any potential warranty claims.


Discontinued operations:
     Loss from operations including
     Impairment loss                            $2,932,179

     Income tax benefit                                  -
                                               -----------
Loss from Discontinued Operations               $2,932,179


NOTE  11  CONTINGENCY  LOSSES

A potential liability from the discontinued boat operation exists. During the 2001-2002 time frame, the company experienced a hull quality problem with a foreign distributor. The issue has been satisfied however a $29,000 potential exposure remains. The company believes the probability of this exposure is very low.

A potential liability from the discontinued boat operation exists. There is a lawsuit pending in Texas seeking $42,495 and legal fee. The claim has arises over charges of vessel defects, specifically the motor supports creating hull damage.

There has been no adjustment to the financial statements reflecting these potential liabilities.

NOTE  12  RECEIVABLES

During  2003  we  factored  our  receivables  at  3%.

NOTE  13  GOODWILL

The impairment expense for 2002 was $1,400,000. $482,874 was reclassified from "Investment in TSG" to Goodwill during the 4th quarter. The goodwill impairment expense for 2003 was $1,917,747. There is no goodwill remaining on the balance sheet as of December 31, 2003.

NOTE  14  RESTRUCTURING  EXPENSES  -  NET

The Company implemented restructuring actions to streamline operations and exit the boat business. These actions include workforce reductions, rationalization and the exit of the boat business. Charges and credits related to discontinued operations are included in income (loss) from operations of discontinued operations. As of December 31, 2003, t here is no longer a restructuring reserve on the balance sheet. Restructuring expense for 2003 was $224,947.

SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The adoption of SFAS 146 did not have a material impact on the Company's financial condition.

NOTE  15  DEBTS

As of December 31, 2003 we had $209,422 of total long term debt. $32,461 of this debt is a 12% simple interest loan, with a maturity date of November 1, 2004. The remaining $176,961 are long-term payables with no effective or stated interest or maturity dates.

                                 FORCE  PROTECTION,  INC.

                              65,000,000  Shares  of
                                  Common  Stock


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by Force Protection, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                                   PROSPECTUS
                                   ----------

Until [90 days from the date of effectiveness], all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.

                                 April  16,  2004
                                -----------------